Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202110

The information in this preliminary prospectus supplement and accompanying base prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 23, 2016

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 13, 2015)

$

LAM RESEARCH CORPORATION

$             % Senior Notes due

$             % Senior Notes due

$             % Senior Notes due

We are offering $         million aggregate principal amount of our     % Senior Notes due          (the “         Notes”), $         million aggregate principal amount of our     % Senior Notes due          (the “         Notes”) and $         million aggregate principal amount of our     % Senior Notes due          (the “         Notes” and, together with the          Notes and the          Notes, the “notes”). We will pay interest semi-annually on the notes on          and          of each year, beginning on          , 2016. The          Notes will mature on         ,         , the          Notes will mature on         ,          and the          Notes will mature on         ,         .

On October 20, 2015, we, KLA-Tencor Corporation (“KLA-Tencor”), Topeka Merger Sub 1, Inc., our wholly owned subsidiary (“Merger Sub 1”), and Topeka Merger Sub 2, Inc., our wholly owned subsidiary (“Merger Sub 2”), entered into the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), providing for the merger of Merger Sub 1 or its permitted assignee with and into KLA-Tencor, and the subsequent merger of KLA-Tencor with and into Merger Sub 2 or its permitted assignee (this two-step merger referred to as the “KLA-Tencor Merger”), following which KLA-Tencor will cease to be a publicly held corporation and Merger Sub 2 or its permitted assignee will survive as our wholly owned subsidiary, subject to the terms and conditions set forth in the Merger Agreement. We intend to use the net proceeds from the sale of the notes in this offering, together with the other sources of funds described in this prospectus supplement, to finance the cash portion of the total consideration payable by us to the KLA-Tencor stockholders in the KLA-Tencor Merger (the “Merger Consideration”) and related fees and expenses and to prepay KLA-Tencor’s outstanding term loans. See “Use of Proceeds” in this prospectus supplement.

The KLA-Tencor Merger and the other proposed transactions contemplated by the Merger Agreement (the “KLA-Tencor Transactions”) have not been completed as of the date of this prospectus supplement, and this offering is not conditioned upon completion of any of the KLA-Tencor Transactions. We currently expect the KLA-Tencor Transactions to be completed in the third calendar quarter of 2016. The KLA-Tencor Transactions are, however, subject to customary closing conditions, and we cannot guarantee that the KLA-Tencor Transactions will be completed on or about such date, or at all. If the KLA-Tencor Merger is not completed on or prior to December 30, 2016, or the Merger Agreement is terminated on or at any time prior to such date, we will be required to redeem on the Special Mandatory Redemption Date (defined herein) all of the          Notes and          Notes then outstanding at the Special Mandatory Redemption Price (defined herein), which is equal to 101% of the principal amount of such notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding the Special Mandatory Redemption Date, as described under the heading “Description of Notes—Special Mandatory Redemption” in this prospectus supplement.

We may redeem all or some of the notes at our option and from time to time at the applicable redemption prices described under “Description of Notes—Optional Redemption” in this prospectus supplement. In the event of a Change of Control Triggering Event (as defined herein) with respect to the notes, the holders of the notes may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any.

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes are not and will not be listed on any securities exchange or any automated quotation system.

See “Risk Factors” beginning on page S-13 of this prospectus supplement for a discussion of certain risks you should consider in connection with an investment in these notes.

	Public Offering Price		Underwriting Discount		Proceeds, Before Expenses, to Us
Per Note(1)		%		%		%
Total	$		$		$
Per Note(1)		%		%		%
Total	$		$		$
Per Note(1)		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from June , 2016, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depositary Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator for the Euroclear System, on or about June      , 2016, which is the tenth business day following the date of this prospectus supplement. See “Underwriting.”

Joint Book-Running Managers

Goldman, Sachs & Co.	Barclays	Citigroup	J.P. Morgan

BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	MUFG	Wells Fargo Securities

The date of this prospectus supplement is May      , 2016.

You should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized. We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus and the information in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. The Company’s and KLA-Tencor’s business, financial condition, results of operations and prospects may have changed since those dates. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is composed of two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes and other information relating to us, including information regarding the KLA-Tencor Transactions. The second part is the accompanying prospectus dated February 13, 2015, which is part of our Registration Statement on Form S-3 and contains more general information, some of which does not apply to this offering.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred to you in “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents” in this prospectus supplement and the accompanying prospectus.

Neither the delivery of this prospectus supplement, the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or an invitation on our behalf or the underwriters or any of them, to subscribe for or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting” in this prospectus supplement.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “Lam Research,” the “Company ,” “we,” “us,” and “our” refer to Lam Research Corporation, a Delaware corporation; references to “KLA-Tencor” refer to KLA-Tencor Corporation, a Delaware corporation; references to “Merger Sub 1” refer to Topeka Merger Sub 1, Inc., a Delaware corporation and our wholly owned subsidiary formed for the sole purpose of effecting the KLA-Tencor Merger; references to “Merger Sub 2” refer to Topeka Merger Sub 2, Inc., a Delaware corporation and our wholly owned subsidiary formed for the sole purpose of effecting the KLA-Tencor Merger; references to “Merger Subs” refer to Merger Sub 1 and Merger Sub 2; and unless otherwise indicated or as the context requires, references to the “Merger Agreement” refer to the Agreement and Plan of Merger and Reorganization, dated as of October 20, 2015, by and among Lam Research, KLA-Tencor, Merger Sub 1 and Merger Sub 2, a copy of which is filed as an exhibit to the Current Report on Form 8-K filed by us on October 21, 2015 and incorporated by reference into this prospectus supplement. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding expected synergies and benefits of the KLA-Tencor Merger, expectations about future business plans, prospective performance and opportunities, regulatory approvals and the expected timing of the completion of the KLA-Tencor Merger. Certain, but not all, of the forward-looking statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus are specifically identified as forward-looking, by use of phrases and words such as “believe,” “anticipate,” “intend,” “expect,” “may,” “should,” “could,” “will,” and other future-oriented terms. The identification of certain statements as “forward-looking” is not intended to mean that other statements not specifically identified are not forward-looking. Forward-looking statements include, but are not limited to, statements that relate to: our ability to close the KLA-Tencor Merger; our expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed KLA-Tencor Merger; future financial and operating results of the combined company; financial projections of both KLA-Tencor and us; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed KLA-Tencor Merger by governmental regulatory authorities; the methods that we will use to finance the KLA-Tencor Merger and the satisfaction of the closing conditions to the proposed KLA-Tencor Merger; the timing of the completion of the proposed KLA-Tencor Merger; trends in the global economic environment and the semiconductor industry; the anticipated levels of, and rates of change in, future shipments, margins, market share, capital expenditures, revenue and operating expenses generally; management’s plans and objectives for our current and future operations and business focus; volatility in our quarterly results; customer and end user requirements, and our ability to satisfy those requirements; our ability to address critical steps in the fabrication process; our ability to develop technologies and productivity solutions that benefit our customers, and to facilitate our customers’ ability to meet more stringent performance or design standards; customer capital spending and their demand for our products, the reliability of indicators of change in customer spending and demand; the effect of variability in our customers’ business plans on demand for our equipment and services; changes in demand for our products and in our market share resulting from, among other things, increases in our customers’ proportion of capital expenditures (with respect to certain technology inflections); our ability to defend our market share and to gain new market share; factors that affect our tax rates; anticipated growth in the industry and the total market for wafer-fabrication equipment and our growth relative to such growth; levels of research and development expenditures; outsourced activities; the estimates we make, and the accruals we record, in order to implement our critical accounting policies (including but not limited to the adequacy of prior tax payments, future tax liabilities and the adequacy of our accruals relating to them); our access to capital markets; our intention to pay quarterly dividends and the amounts thereof, if any; our ability and intention to repurchase our shares; our ability to manage and grow our cash position; and the sufficiency of our financial resources to support future business activities (including but not limited to operations, investments, debt service requirements and capital expenditures).

Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value, and effect, including without limitation those discussed under the heading “Risk Factors” in our most recent quarterly report on Form 10-Q and other documents we file from time to time with the SEC, such as our most recent annual report on Form 10-K and our current reports on Form 8-K. Such risks, uncertainties and changes in condition, significance, value, and effect could cause our actual results to differ materially from those expressed in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and in ways not readily foreseeable. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on information currently and reasonably known to us. We do not undertake any obligation to release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances that occur after the date hereof or to reflect the occurrence or effect of anticipated or unanticipated events.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and in accordance with these requirements file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information we file may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC file number for documents filed by us under the Exchange Act is 000-12933. Our SEC filings are also available to the public at the SEC’s Web site at www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement or the accompanying prospectus, as applicable, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement or the accompanying prospectus, as applicable. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus supplement or the accompanying prospectus and information incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information contained in this prospectus supplement or the accompanying prospectus unless the information incorporated by reference was filed after the date of this prospectus supplement or the accompanying prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended June 28, 2015, filed with the SEC on August 13, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2015, filed with the SEC on November 3, 2015, our Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2015, filed with the SEC on February 3, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2016, filed with the SEC on April 25, 2016;

•	our Current Reports on Form 8-K filed on August 27, 2015, October 21, 2015, November 5, 2015, November 12, 2015, February 19, 2016, May 13, 2016, May 16, 2016, and May 23, 2016 (which includes certain historical financial information of KLA-Tencor and certain pro forma financial information giving effect to the KLA-Tencor Merger); and

•	portions of our definitive proxy statement on Schedule 14A filed on September 21, 2015 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended June 28, 2015.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement or the accompanying prospectus unless specifically stated otherwise.

We also incorporate by reference any future filings we make with (but not information furnished to) the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities we are offering with this prospectus supplement.

S-iii

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

Attn: Investor Relations

Telephone: (510) 572-0200

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from, or incorporated by reference in, this prospectus supplement or the accompanying prospectus, but does not contain all the information that may be important to you. You should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein, including the “Risk Factors” and the financial statements and the related notes, before making an investment decision.

Lam Research Corporation

Lam Research has been an innovative supplier of wafer fabrication equipment and services to the semiconductor industry for more than 35 years. Our customers include semiconductor manufacturers that make memory, microprocessors, and other logic integrated circuits, which is referred to as an “IC”, for a wide range of electronics; including cell phones, computers, tablets, storage devices, and networking equipment. Our market-leading products are designed to help our customers build the smaller, faster, and more powerful devices that are necessary to power the capabilities required by end users. The process of integrated circuits fabrication consists of a complex series of process and preparation steps, and our product offerings in deposition, etch, and clean address a number of the most critical steps in the fabrication process. We leverage our expertise in semiconductor processing to develop technology and/or productivity solutions that typically benefit our customers through lower defect rates, enhanced yields, faster processing time, and reduced cost as well as by facilitating their ability to meet more stringent performance and design standards.

Our principal executive offices are located at 4650 Cushing Parkway, Fremont, California 94538, and our telephone number is (510) 572-0200. We maintain a Web site at www.lamresearch.com. Except for documents filed with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus, no information contained in, or that can be accessed through, our Web site is to be considered as part of this prospectus supplement or the accompanying prospectus.

The KLA-Tencor Merger

Structure of the KLA-Tencor Merger

On October 20, 2015, we, KLA-Tencor, Merger Sub 1 and Merger Sub 2, entered into the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub 1 or its permitted assignee will be merged with and into KLA-Tencor. KLA-Tencor will be the surviving corporation in this first merger, will be our wholly owned subsidiary following completion of the first merger, and will no longer be a publicly held corporation. Immediately following the effective time of the first merger, KLA-Tencor will be merged with and into Merger Sub 2 or its permitted assignee. Merger Sub 2 or its permitted assignee will be the surviving corporation in the subsequent merger and our wholly owned subsidiary. The KLA-Tencor Merger is expected to be completed in the third calendar quarter of 2016.

KLA-Tencor is a leading supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. KLA-Tencor’s broad portfolio of wafer inspection and patterning products, and related service, software and other offerings primarily supports IC manufacturers throughout the entire semiconductor fabrication process, from research and development to final volume production. KLA-Tencor provides leading-edge equipment, software and support that enable IC manufacturers to identify, resolve and manage significant advanced technology manufacturing process challenges and obtain higher finished product yields at lower overall cost. In addition to serving the semiconductor industry, KLA-Tencor also provides a range of technology solutions to a number of other high technology industries, including the LED and data storage industries, as well as general materials research.

Approvals; Conditions; Termination

The Company and KLA-Tencor are required to submit notifications to various competition authorities prior to completing the KLA-Tencor Merger. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company and KLA-Tencor must file notifications with the Federal Trade Commission and the Antitrust Division of the Department of Justice and observe a mandatory pre-merger waiting period before completing the KLA-Tencor Merger. Pursuant to the HSR Act notifications, on May 13, 2016, the Company and KLA-Tencor each received a request for additional information and documentary material from the United States Department of Justice in connection with the KLA-Tencor Merger. The companies have received clearance from competition authorities in Germany, Ireland, Israel and Taiwan and are in discussions with competition regulators in other jurisdictions.

Although we expect to obtain all required regulatory clearances, we cannot assure you that the antitrust regulators or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the KLA-Tencor Merger before or after it is completed. Any such challenge to the KLA-Tencor Merger could result in an administrative or court order enjoining the KLA-Tencor Merger or in restrictions or conditions that would have a material adverse effect on the combined company if the KLA-Tencor Merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses, the required licensing of intellectual property rights, or limitations on the ability of the combined company to operate its business as it sees fit. We cannot provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the KLA-Tencor Merger.

As more fully described in the Merger Agreement, the obligations of the Company and our Merger Subs, on the one hand, and KLA-Tencor, on the other hand, to complete the KLA-Tencor Merger are subject to the satisfaction of a number of conditions, including the following:

•	receipt of Company stockholders’ approval of the issuance of Company common stock to KLA-Tencor stockholders pursuant to the Merger Agreement, which approval was obtained at a special meeting of Company stockholders on February 19, 2016;

•	receipt of KLA-Tencor stockholders’ approval of the proposal to adopt the Merger Agreement, which approval was obtained at a special meeting of KLA-Tencor stockholders on February 19, 2016;

•	the effectiveness of the registration statement registering the shares to be issued in connection with the KLA-Tencor Merger, which effectiveness was granted by the SEC on January 13, 2016, and absence of a stop order suspending the effectiveness of such registration statement;

•	absence of any law or any temporary restraining order, injunction or other order issued by any court of competent jurisdiction prohibiting, making illegal or preventing the completion of the KLA-Tencor Merger;

•	the waiting period (or any extension thereof) applicable to the KLA-Tencor Merger under the antitrust laws of the United States having expired or been earlier terminated;

•	any required waiting periods or affirmative approvals under certain foreign antitrust laws having expired or been obtained;

•	authorization for the listing on the NASDAQ Global Select Market of the shares of Company common stock to be issued to KLA-Tencor stockholders pursuant to the KLA-Tencor Merger;

•	accuracy of the representations and warranties made in the Merger Agreement by the other party, subject to certain materiality thresholds;

•	the other party having performed or complied with, in all material respects, all its obligations under the Merger Agreement required to be performed or complied with on or prior to the closing date of the KLA-Tencor Merger;

•	the absence since the date of the Merger Agreement of any event or condition that has had or would reasonably be expected to have a material adverse effect on the other party;

•	the receipt of a customary closing certificate executed by the other party; and

•	receipt of a tax opinion from such party’s tax counsel to the effect that the KLA-Tencor Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

This offering is not conditioned upon the completion of the KLA-Tencor Merger. If, however, the KLA-Tencor Merger is not completed on or prior to December 30, 2016, or the Merger Agreement is terminated on or at any time prior to such date, we will be required to redeem on the Special Mandatory Redemption Date all of the                  Notes and the                  Notes then outstanding at the Special Mandatory Redemption Price, equal to 101% of the principal amount of such notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the Special Mandatory Redemption Date, as described in this prospectus supplement under the heading “Description of Notes—Special Mandatory Redemption.”

The Company and KLA-Tencor may mutually agree to terminate the Merger Agreement at any time. Either party may also terminate the Merger Agreement if the KLA-Tencor Merger is not consummated by July 20, 2016, subject to extension by mutual agreement of the parties or in the event that certain regulatory clearances have not yet been obtained, provided that in no event shall any such extension be to a date that is later than October 20, 2016 unless both of the Company and KLA-Tencor agree.

Financing of the KLA-Tencor Merger

We have entered into (1) a senior unsecured term loan agreement which provides up to $1.53 billion in term loans, subject to certain conditions; and (2) a debt commitment letter which provides for a senior unsecured 364-day bridge facility in a principal amount of up to $2.67 billion, subject to certain conditions. We have also entered into an amendment and restatement of our existing revolving credit agreement pursuant to which, among other things, the revolving lenders agreed to increase their aggregate commitments under the revolving credit agreement from $300 million to $750 million.

We intend to fund the cash portion of the Merger Consideration and related fees and expenses and to prepay KLA-Tencor’s outstanding term loans with a combination of approximately $1.5 billion of the combined companies’ balance sheet cash and proceeds of approximately $4.2 billion under the term loans, the revolving credit agreement and the issuance of notes in this offering, in lieu of borrowing under the bridge facility. See “Description of Other Indebtedness” in this prospectus supplement for a discussion of our term loans, the revolving credit agreement and the bridge facility. Following the KLA-Tencor Merger, we expect to offer to holders of KLA-Tencor’s outstanding $2.5 billion aggregate principal amount of senior unsecured notes (the “KLA-Tencor Senior Notes”) new series of Lam Research senior unsecured notes in exchange for the KLA-Tencor Senior Notes.

This offering is not conditioned upon the completion of the KLA-Tencor Merger. If, however, the KLA-Tencor Merger is not completed on or prior to December 30, 2016, or the Merger Agreement is terminated on or at any time prior to such date, we will be required to redeem on the Special Mandatory Redemption Date all of the                  Notes and the                  Notes then outstanding at the Special Mandatory Redemption Price, equal to 101% of the principal amount of such notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the Special Mandatory Redemption Date, as described in this prospectus supplement under the heading “Description of Notes—Special Mandatory Redemption.”

The following table sets forth the expected sources and uses of funds in connection with the KLA-Tencor Transactions. All dollar amounts are in millions.

Sources of Funds	Amount	Uses of Funds	Amount
Senior Unsecured Term Loans	$1,530	Cash Portion of the Merger Consideration(1)	$4,983
Notes Offered Hereby	2,400	Estimated Unpaid Fees and Expenses(2)	137
Available Cash	1,513	Amounts Outstanding Under KLA-Tencor Term Loans(3)	616
Revolving Credit Facility	293

Total Sources	$5,736	Total Uses	$5,736

(1)	Reflects the cash portion of the Merger Consideration based on shares of KLA-Tencor common stock outstanding as of March 31, 2016.
(2)	Reflects our estimate of fees and expenses associated with the KLA-Tencor Transactions and related financing transactions, including underwriting fees, advisory fees and other fees and payments and transaction costs and payments. See “—Summary Unaudited Pro Forma Condensed Combined Financial Information of Lam Research and KLA-Tencor Giving Effect to the KLA-Tencor Merger” in this prospectus supplement and our unaudited pro forma condensed consolidated financial statements contained in our Current Report on Form 8-K filed on May 23, 2016, which is incorporated by reference in this prospectus supplement. There can be no assurances that such fees and expenses will not exceed our estimate.
(3)	Reflects the amount outstanding under the KLA-Tencor term loans as of March 31, 2016.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Lam Research Corporation, a Delaware corporation.

Notes Offered	$ aggregate principal amount of % Senior Notes due (the “ Notes”).

$ aggregate principal amount of % Senior Notes due (the “ Notes”).

$ aggregate principal amount of % Senior Notes due (the “ Notes” and, together with the Notes and the Notes, the “notes”).

Maturity	The Notes will mature on , .

The Notes will mature on , .

The Notes will mature on , .

Interest	Interest on the Notes will accrue at the rate of % per year, payable semi-annually in arrears on and , beginning on , 2016.

Interest on the Notes will accrue at the rate of % per year, payable semi-annually in arrears on and , beginning on , 2016.

Interest on the Notes will accrue at the rate of % per year, payable semi-annually in arrears on and , beginning on , 2016.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior indebtedness from time to time outstanding and will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness. All existing and future liabilities of our subsidiaries will be effectively senior to the notes.

Special Mandatory Redemption

We currently expect the KLA-Tencor Transactions to be completed in the third calendar quarter of 2016, although we cannot guarantee the KLA-Tencor Transactions will be completed on that date, or at all. The KLA-Tencor Transactions remain subject to customary closing conditions. The Merger Agreement contains certain termination rights for each of the Company and KLA-Tencor, including the right of the Company and KLA-Tencor to terminate the Merger Agreement if the

KLA-Tencor Merger is not consummated by July 20, 2016, subject to extension by mutual agreement of the parties or in the event that certain regulatory clearances have not yet been obtained, provided that in no event shall any such extension be to a date that is later than October 20, 2016 unless both of the Company and KLA-Tencor agree.

In the event (1) we do not complete the KLA-Tencor Merger on or prior to December 30, 2016 or (2) the Merger Agreement is terminated on or at any time prior to such date (each such event referred to as a “Special Mandatory Redemption Event”), we will redeem on the Special Mandatory Redemption Date all of the Notes and the Notes then outstanding at the Special Mandatory Redemption Price. The Notes are not subject to this special mandatory redemption.

The “Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Notes and the Notes, plus accrued and unpaid interest from the date of initial issuance (or the most recent interest payment date on which interest was paid) to, but not including, the Special Mandatory Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The “Special Mandatory Redemption Date” means the date specified in the notice of special mandatory redemption to be delivered to the holders of the notes within five business days of the Special Mandatory Redemption Event, which Special Mandatory Redemption Date shall be three business days after such notice is mailed.

See “Description of Notes—Special Mandatory Redemption” in this prospectus supplement.

Optional Redemption	We may redeem some or all of the notes at our option and from time to time at the redemption prices indicated under the heading “Description of Notes—Optional Redemption” in this prospectus supplement.

Purchase Upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event” in this prospectus supplement.

Use of Proceeds

We estimate that we will receive net proceeds from the sale of the notes of approximately $          after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the notes in this offering, together with the other sources of funds described in this prospectus supplement, to finance the cash portion of the Merger Consideration and related fees and expenses and to prepay KLA-Tencor’s outstanding term loans. In the event that the KLA-Tencor Transactions are not completed, we intend to use the net proceeds from the sale of the Notes for general corporate purposes, including working capital and capital expenditures. In such an event, we may also use a portion of the net proceeds from the sale of the Notes for repayment of indebtedness, to acquire other businesses, products or technologies, or to repurchase shares of our common stock under our stock repurchase program. See “Use of Proceeds” in this prospectus supplement. This offering is not conditioned upon the completion of the KLA-Tencor Transactions.

Ratio of Earnings to Fixed Charges	Our ratio of earnings to fixed charges for fiscal year ended June 28, 2015 and the nine months ended March 27, 2016 were 11.0x and 10.0x, respectively.

Our pro forma ratio of earnings to fixed charges (giving effect to the KLA-Tencor Transactions and related financings as outlined in “Use of Proceeds,” and assuming the KLA-Tencor Senior Notes are exchanged for new series of Lam Research senior unsecured notes) for fiscal year ended June 28, 2015 and the nine months ended March 27, 2016 would have been 1.9x and 3.9x, respectively. The pro forma ratio of earnings to fixed charges does not necessarily represent what the actual ratio of earnings to fixed charges would have been had the KLA-Tencor Transactions and related financings occurred as assumed.

Further Issuances	We may create and issue additional notes of a series ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such additional notes will be consolidated and form a single series with the notes offered by this prospectus supplement; provided that if such additional notes are not fungible with such notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Sinking Fund	None.

Covenants	The notes and the indenture, including the supplemental indenture applicable to the notes (which together we refer to in this prospectus supplement as the “indenture”), contain certain covenants applicable to us. See “Description of Notes” in this prospectus supplement.

Trading	The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange.

Form and Denomination

The notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC. Except in the limited circumstances described under “Description of Notes—Book-Entry Delivery and Form” in this prospectus supplement, notes in certificated form will not be issued or exchanged for interests in global securities.

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein. In particular, you should evaluate the information set forth under “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended June 28, 2015 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended September 27, 2015, December 27, 2015 and March 27, 2016, which is incorporated by reference herein, before deciding whether to invest in the notes.

Summary Consolidated Historical Financial Data of Lam Research

The following statement of operations data of Lam Research for the fiscal years ended June 28, 2015, June 29, 2014 and June 30, 2013 and the balance sheet data as of June 28, 2015 and June 29, 2014 have been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 28, 2015, which is incorporated by reference into this prospectus supplement.

The statement of operations data of Lam Research for the nine months ended March 27, 2016 and March 29, 2015, and the balance sheet data as of March 27, 2016 have been derived from our unaudited interim condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2016, which statements are incorporated by reference into this prospectus supplement. These financial statements are unaudited, but, in the opinion of our management, contain all adjustments necessary to present fairly our financial position, results of operations and cash flows for the periods indicated. Results for the nine months ended March 27, 2016 are not necessarily indicative of results to be expected for the full fiscal year.

You should read this summary consolidated historical financial data together with the financial statements and their accompanying notes which are incorporated by reference into this prospectus supplement and management’s discussion and analysis of financial condition and results of operations contained in the periodic reports incorporated by reference into this prospectus supplement.

Statement of Operations Data of Lam Research:

	Nine Months Ended		Fiscal Year Ended
	March 27, 2016(1)	March 29, 2015(1)	June 28, 2015(1)	June 29, 2014(1)	June 30, 2013(1)
	(in thousands, except per share data)
Revenue	$4,339,632	$3,777,942	$5,259,312	$4,607,309	$3,598,916
Gross margin	1,920,138	1,642,798	2,284,336	2,007,481	1,403,059
Goodwill impairment(2)	—	—	79,444	—	—
Restructuring charges, net	—	—	—	—	1,813
Operating income	765,015	597,004	788,039	677,669	118,071
Net income	655,110	524,306	655,577	632,289	113,879
Net income per share:
Basic	$4.13	$3.28	$4.11	$3.84	$0.67
Diluted	$3.76	$2.96	$3.70	$3.62	$0.66
Cash dividends declared per common share	$0.90	$0.54	$0.84	$0.18	$—

Balance Sheet Data of Lam Research:

	As of
	March 27, 2016	June 28, 2015	June 29, 2014
	(in thousands)
Working capital	$4,599,379	$3,639,488	$3,201,661
Total assets	10,024,262	9,364,648	7,993,306
Long-term obligations, less current portion	1,810,948	1,388,335	1,198,221
Current portion of long-term debt and capital leases	978,982	1,359,650	518,267

(1)	Amount includes operating results of Novellus Systems, Inc. (“Novellus”). The Novellus acquisition was accounted for as a business combination in accordance with applicable accounting guidance.
(2)	Goodwill impairment analysis during fiscal year 2015 resulted in a non-cash impairment charge upon our single-wafer clean reporting unit, extinguishing the goodwill ascribed to the reporting unit.

Summary Consolidated Historical Financial Data of KLA-Tencor

The following statement of operations data for each of KLA-Tencor’s fiscal years ended June 30, 2015, June 30, 2014 and June 30, 2013 and balance sheet data as of June 30, 2015 and June 30, 2014 have been derived from KLA-Tencor’s audited consolidated financial statements for such periods and as of such dates, which statements are incorporated by reference into this prospectus supplement.

The statement of operations data for the nine months ended March 31, 2016 and March 31, 2015 and the balance sheet data as of March 31, 2016 has been derived from KLA-Tencor’s unaudited interim condensed consolidated financial statements for such periods and as of such date, which statements are incorporated by reference into this prospectus supplement. These financial statements are unaudited, but, in the opinion of KLA-Tencor’s management, contain all adjustments necessary to present fairly KLA-Tencor’s financial position, results of operations and cash flows for the periods indicated. Results for the nine months ended March 31, 2016 are not necessarily indicative of results to be expected for the full fiscal year.

You should read this summary consolidated historical financial data together with the financial statements and their accompanying notes which are incorporated by reference into this prospectus supplement. The summary consolidated financial data of KLA-Tencor as of March 31, 2016 and March 31, 2015 and for each of the fiscal years ended June 30, 2015, June 30, 2014 and June 30, 2013 have been derived from KLA-Tencor’s audited and unaudited consolidated financial statements and should be read together with KLA-Tencor’s audited and unaudited consolidated financial statements and related notes contained in our Current Report on Form 8-K filed on May 23, 2016, which is incorporated by reference in this prospectus supplement and accompanying prospectus.

Statement of Operations Data of KLA-Tencor:

	Nine Months Ended		Fiscal Year Ended
(in thousands, except per share data)	March 31, 2016	March 31, 2015	June 30, 2015	June 30, 2014	June 30, 2013
Revenue	$2,065,322	$2,057,717	$2,814,049	$2,929,408	$2,842,781
Net income(1)	432,881	224,139	366,158	582,755	543,149
Cash dividends declared per common share (including a special cash dividend of $16.50 per share declared during the three months ended December 31, 2014)	$1.56	$18.00	$18.50	$1.80	$1.60
Net income per share:
Basic	$2.78	$1.37	$2.26	$3.51	$3.27
Diluted	$2.76	$1.36	$2.24	$3.47	$3.21

Balance Sheet Data of KLA-Tencor:

	As of
(in thousands)	March 31, 2016	June 30, 2015	June 30, 2014
Cash, cash equivalents and marketable securities	$2,241,310	$2,387,111	$3,152,637
Working capital	2,908,781	2,902,813	3,690,484
Total assets(3)	4,782,102	4,826,012	5,535,846
Long-term debt(2)(3)	3,097,306	3,173,435	745,101
Total stockholders’ equity(2)	476,572	421,439	3,669,346

(1)	Net income decreased to $366.2 million in the fiscal year ended June 30, 2015, primarily as a result of the impact of the pre-tax net loss of $131.7 million for the loss on extinguishment of debt and certain one-time expenses of $2.5 million associated with the leveraged recapitalization that was completed during the three months ended December 31, 2014.
(2)	Long-term debt increased to $3.17 billion at the end of fiscal year ended June 30, 2015, because, as part of a leveraged recapitalization plan, KLA-Tencor issued $2.50 billion aggregate principal amount of senior, unsecured long-term notes, entered into $750 million of five-year senior unsecured pre-payable term loans and a $500 million unfunded revolving credit facility and redeemed the $750 million aggregate principal amount of 6.900% Senior Notes due in 2018. Refer to Note 7 of the KLA-Tencor June 30, 2015 Consolidated Financial Statements, “Debt” for additional details, as incorporated by reference into this prospectus supplement. KLA-Tencor’s total stockholders’ equity decreased to $421.4 million at the end of fiscal year ended June 30, 2015, because, as part of KLA-Tencor’s leveraged recapitalization plan, KLA-Tencor declared a special cash dividend of approximately $2.76 billion. Refer to Note 8 of the KLA-Tencor June 30, 2015 Consolidated Financial Statements, “Equity and Long-term Incentive Compensation Plans” for additional details, as incorporated by reference into this prospectus supplement.
(3)	KLA-Tencor early adopted the accounting standard update regarding simplification of the presentation of debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Accordingly, KLA-Tencor applied the accounting standard update on a retrospective basis by reclassifying the presentation of the debt issuance costs which was originally included in other current and other non-current assets against the long-term debt on the KLA-Tencor Consolidated Balance Sheets as of June 30, 2014. The change in the classification of the debt issuance costs reduced total assets and total liabilities by $2.8 million, as of June 30, 2014. There is no impact on the KLA-Tencor Consolidated Statements of Operations, Comprehensive Income, Stockholder’s Equity and Cash Flows for the fiscal year ended June 30, 2014, as incorporated by reference into this prospectus supplement. Refer to Note 7 of the KLA-Tencor June 30, 2015 Consolidated Financial Statements, “Debt” for additional details, as incorporated by reference into this prospectus supplement.

Summary Unaudited Pro Forma Condensed Combined Financial Information of Lam Research and KLA-

Tencor Giving Effect to the KLA-Tencor Merger

The following table presents selected unaudited pro forma combined financial information about our consolidated balance sheet and statements of operations, after giving effect to the KLA-Tencor Merger. The information under “Pro Forma Statement of Operations Data” in the table below assumes the KLA-Tencor Merger had been consummated on June 30, 2014, the beginning of the earliest period presented. The information under “Pro Forma Balance Sheet Data” in the table below assumes the KLA-Tencor Merger had been consummated on March 27, 2016. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with us considered the acquirer of KLA-Tencor.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The information presented below should be read in conjunction with the historical consolidated financial statements of each of the Company and KLA-Tencor, including the related notes, incorporated by reference into this prospectus supplement, and with the pro forma condensed combined financial statements of the Company and KLA-Tencor, including the related notes, appearing elsewhere in this prospectus supplement. The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the KLA-Tencor Merger been completed on the dates indicated.

The following summary unaudited pro forma condensed combined financial data constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Risk Factors” beginning on page S-13 and “Forward-Looking Statements” beginning on page S-ii of this prospectus supplement.

Pro Forma Statement of Operations Data:

(in thousands, except per share data)	Nine Months Ended March 27, 2016	Fiscal Year Ended June 28, 2015
Revenue	$6,495,853	$7,943,971
Gross margin	2,971,823	3,466,990
Operating income	961,730	699,432
Net income	694,821	367,955
Net income per share:
Basic	$2.93	$1.52
Diluted	$2.73	$1.41

Pro Forma Balance Sheet Data:

(in thousands)	As of March 27, 2016
Working capital	$6,280,092
Total assets	24,978,780
Long-term obligations, less current portion	7,865,930
Current portion of long-term debt and capital leases	1,328,482

RISK FACTORS

Investing in the notes involves risks. In considering whether to purchase the notes, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein. In particular, you should carefully consider the specific risks described below in addition to the risks described under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended June 28, 2015 and our Quarterly Reports on Form 10-Q for the quarterly periods ended September 27, 2015, December 27, 2015 and March 27, 2016, which are incorporated by reference herein. You could lose part or all of your investment.

The risks and uncertainties discussed in this prospectus supplement and in the documents incorporated by reference herein are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

Risks Relating to this Offering and the Notes

The unaudited pro forma condensed combined financial statements included in this prospectus supplement are preliminary and our actual results of operations, cash flows and financial position after the KLA-Tencor Merger may differ materially.

The unaudited pro forma condensed combined financial statements in this prospectus supplement are presented for illustrative purposes only and are not necessarily indicative of what our actual results of operations, cash flows and financial position would have been had the KLA-Tencor Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the KLA-Tencor identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The KLA-Tencor Merger purchase price allocation reflected in this prospectus supplement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of KLA-Tencor that are acquired in the KLA-Tencor Merger as of the date of the completion of the KLA-Tencor Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this prospectus supplement. See “Prospectus Supplement Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information of Lam Research and KLA-Tencor Giving Effect to the KLA-Tencor Merger” in this prospectus supplement and our unaudited pro forma condensed consolidated financial statements contained in our Current Report on Form 8-K filed on May 23, 2016, which is incorporated by reference in this prospectus supplement for more information.

Your ability to transfer the notes may be limited since there is no public market for the notes and we do not know if an active trading market will ever develop, or, if a market does develop, whether it will be sustained.

The notes will constitute a new issue of securities for which there is no existing trading market, and no trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the ratings of our indebtedness assigned by the various credit rating agencies, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. We cannot assure you as to the development or liquidity of any trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your notes at any price or at their fair market value.

The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our results of operations and financial condition;

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the overall condition of the financial markets; and

•	the interest of securities dealers in making a market for the notes.

An active or liquid trading market for the notes may not develop. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell your notes will be favorable.

Changes in our credit ratings may adversely affect the value of the notes.

In connection with this offering, we expect to receive credit ratings for the notes from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. Such ratings are limited in scope, and do not address all material risks related to structure, market or other factors related to the value of the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, or other events could cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Additionally, credit rating agencies evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our business will generate sufficient cash flow to enable us to service our indebtedness, including the notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, refinance our debt obligations and fund planned capital expenditures will depend on our future performance, which will be affected by the performance of the combined company following the KLA-Tencor Merger and also will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Based upon current levels of operations, and our expected levels of operations after giving effect to the KLA-Tencor Transactions, we believe cash flow from operations and available cash will be adequate for the foreseeable future to meet our anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all.

We may still be able to incur substantially more debt.

We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to enter into highly leveraged transactions; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event (as defined under “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event” in this prospectus supplement) that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

The negative covenants in the indenture that govern the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and the ability of our subsidiaries to create certain liens on principal property or the capital stock of subsidiaries, enter into certain sale and leaseback transactions with respect to principal property, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets, taken as a whole, to, another person. The covenants limiting liens and sale and leaseback transactions contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes—Certain Covenants” in this prospectus supplement. In light of these exceptions and other factors described above, holders of the notes may be structurally or contractually subordinated to new lenders.

The notes will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness.

The notes are our senior unsecured general obligations and will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness. As of March 27, 2016, we had no secured indebtedness. Although the indenture limits our ability to incur liens on any of our Properties (as defined under “Description of Notes—Certain Covenants” in this prospectus supplement) or Properties of our subsidiaries, the notes will be effectively subordinated to any future debt secured by our Properties or Properties of our subsidiaries to the extent permitted by the indenture or by any of our other assets. In the event of our liquidation or insolvency or other events of default on any such future secured debt or upon acceleration of the notes in accordance with their terms, we will be permitted to make payment on the notes only after any such future secured debt has been paid in full. After paying any such future secured debt in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any such future secured debt.

The notes are our obligations exclusively and a substantial portion of our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries. The notes will be structurally subordinated to any indebtedness of our subsidiaries. Structural subordination increases the risk that we will be unable to meet our obligations on the notes.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations and cash flows of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. As a result, claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interests in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us and may otherwise be subordinated to other indebtedness and payables due to equitable or other considerations.

In addition to the notes offered hereby, the indenture for the notes permits us and our subsidiaries to incur additional indebtedness. The notes will be structurally subordinated to any indebtedness incurred by our subsidiaries, including approximately $531 million of indebtedness of our subsidiaries outstanding as of March 27, 2016. On a pro forma basis, after giving effect to the completion of the KLA-Tencor Merger and expected repayment of certain of KLA-Tencor’s outstanding indebtedness, and assuming the KLA-Tencor Senior Notes are exchanged for new series of Lam Research senior unsecured notes, as of March 27, 2016, our subsidiaries would have had approximately $531 million of indebtedness outstanding. See “Capitalization” in this prospectus supplement.

Since there are no cross-default or cross-acceleration provisions in the indenture related to the notes, a default or an acceleration event under the term loan facility or the revolving credit facility, or any other indebtedness of ours, including other series of debt securities issued under the indenture will not permit the holders of the notes to declare a default or accelerate repayment under the notes unless independent grounds exist.

A payment default with respect to, or a default that could accelerate the repayment of, any “material indebtedness” of ours, as such term is defined under the term loan facility and revolving credit facility, constitutes an event of default under the term loan facility and revolving credit facility. It is anticipated that the notes offered hereby will constitute “material indebtedness” under such facilities.

However, unless a default has independently occurred with respect to the notes, a default under our term loan facility or revolving credit facility, or any other indebtedness, will not cause a default under the indenture, or give the holders of the debt securities thereunder, including the notes, a right to accelerate such debt securities. Furthermore, a default or an acceleration event under one series of debt securities issued pursuant to the indenture (including the notes offered hereby) will not cause a default or change of control repurchase event with respect to a separate series.

As a result, if we default in our obligations under the term loan facility or revolving credit facility or other indebtedness, including other series of debt securities issued under the indenture but do not default in our obligations under the notes offered hereby, the agents or lenders under such facility or other holders of such indebtedness can exercise their remedies at a time when the holders of the notes offered hereby would have no similar rights. If we were required to repay in full significant outstanding sums upon such a default, it could jeopardize our ability to make regularly scheduled interest or principal payments on the notes.

We may not be able to purchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a “Change of Control Triggering Event,” we will be required to offer to purchase all outstanding notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of notes on the relevant interest record date to receive interest due on the relevant interest payment date). However, we may not be able to purchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In the event we are required to purchase outstanding notes pursuant to a Change of Control Triggering Event, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing. In addition, our ability to purchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes upon a Change of Control Triggering Event would cause a default under the indenture that will govern the notes, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.

You may not be able to determine when a Change of Control Triggering Event has occurred and may not be able to require us to purchase the notes as a result of a change in the composition of the directors on our board.

The definition of change of control, which is a condition precedent to a Change of Control Triggering event, includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a Delaware Chancery Court decision found that incumbent directors are permitted to approve, as a continuing director, any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to purchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, you would not be able to require us to purchase your notes upon a change of control resulting from a change in the composition of our board. See “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event” in this prospectus supplement.

The notes contain restrictive covenants that may adversely affect our ability to operate our business.

The indenture that will govern the notes contains various covenants that limit our ability and the ability of our subsidiaries to, among other things:

•	incur liens; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

As a result of these covenants, we will be limited in the manner in which we can conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business. A failure to comply with these restrictions could lead to an event of default, which could result in an acceleration of the indebtedness. Our future operating results may not be sufficient to enable compliance with these covenants to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under the notes. See “Description of Notes—Certain Covenants” in this prospectus supplement.

We have a substantial amount of indebtedness, which could limit our financing and other options and adversely affect our ability to make payments on the notes.

If consummated, following the completion of the KLA-Tencor Merger, we will have substantially greater indebtedness than our indebtedness on a stand-alone basis. As of March 27, 2016, after giving effect to the KLA-Tencor Transactions, and assuming the KLA-Tencor Senior Notes are exchanged for new series of Lam Research senior unsecured notes, we would have had $4,885 million of total debt, including $531 million of debt of our consolidated subsidiaries to which the notes would have been structurally subordinated. See “Capitalization” in this prospectus supplement. Our level of indebtedness could have important consequences to holders of the notes. For example, it may limit:

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; and

•	our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

For additional information regarding the financial risk related to the KLA-Tencor Transactions, see “Risk Factors—Risks Relating to the Combined Company Following the KLA-Tencor Merger—Our indebtedness following completion of the KLA-Tencor Merger will be substantially greater than our indebtedness on a stand-alone basis and greater than the combined indebtedness of the Company and KLA-Tencor existing prior to the KLA-Tencor Merger. This increased level of indebtedness could adversely affect us, including by decreasing our business flexibility, and will increase our borrowing costs. Downgrades in our ratings could adversely affect our business, cash flows, financial condition and operating results.”

There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity, and we may not be able to repay the indebtedness that becomes due. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of Notes—Optional Redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

If we do not complete the KLA-Tencor Merger on or prior to December 30, 2016, or the Merger Agreement is terminated prior to December 30, 2016, we will be required to redeem the              Notes and the              Notes.

We may not be able to complete the KLA-Tencor Merger within the time frame specified under “Description of Notes—Special Mandatory Redemption” in this prospectus supplement. Our ability to complete the KLA-Tencor Merger is subject to customary closing conditions under the Merger Agreement, which may not be satisfied. There is no guarantee that the KLA-Tencor Merger will be completed. If the KLA-Tencor Merger has not been completed by December 30, 2016, or if prior to December 30, 2016, the Merger Agreement is terminated other than in connection with the completion of the KLA-Tencor Merger and is not otherwise amended or replaced, we will be obligated to redeem on the Special Mandatory Redemption Date all of the              Notes and the              Notes then outstanding at the Special Mandatory Redemption Price, which is equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption” in this prospectus supplement.

We are not obligated to place the net proceeds of this offering into escrow pending the completion of the KLA-Tencor Merger, or to provide holders of the notes any security interest in the proceeds, and consequently the net proceeds may not be available in the event the special mandatory redemption is triggered, and may be at greater risk of loss than if they were placed into escrow.

Pending application of the net proceeds of this offering to finance the cash portion of the Merger Consideration, and related fees and expenses and to prepay KLA-Tencor’s term loans, as described in this prospectus supplement, we expect to hold the net proceeds as cash and cash equivalents or invest the net proceeds in short-term marketable securities. We do not, however, expect to deposit the net proceeds into an escrow account with financial or trust institutions or to grant any security interest in the net proceeds to the holders of the notes or our indenture trustee. As a result, the net proceeds may be subject to a greater risk of loss than if they were deposited into escrow, which may jeopardize our ability to fund the cash portion of the Merger Consideration, and related fees and expenses and to prepay KLA-Tencor’s outstanding term loans, or to fund the special mandatory redemption of the              Notes and the              Notes in the event the KLA-Tencor Merger is not completed on or prior to December 30, 2016 or the Merger Agreement is terminated prior to that date. Accordingly, we will need to fund the cash portion of the Merger Consideration, and related fees and expenses and prepay KLA-Tencor’s outstanding term loans, or fund the special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to purchase any or all of the              Notes and the              Notes.

In the event of a special mandatory redemption, the holders of the              Notes and the              Notes may not obtain their expected return on such notes.

If we redeem the              Notes and the              Notes pursuant to the special mandatory redemption provisions, the holders of the              Notes and the              Notes may not obtain their expected return on such notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the              Notes and the              Notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors. The holders of the              Notes and the              Notes will have no rights under the special mandatory redemption provisions if the KLA-Tencor Merger closes on or prior to December 30, 2016, nor will holders have any right to require us to repurchase the notes if, between the closing of this offering and the completion of the KLA-Tencor Merger, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the Merger Agreement change, including in material respects.

Risks Relating to the KLA-Tencor Merger

After completing the KLA-Tencor Merger, we may fail to realize the expected synergies and other benefits of the KLA-Tencor Merger, which could have an adverse effect on our consolidated results of operations, cash flows and financial position.

The benefits that are expected to result from the KLA-Tencor Merger will depend, in part, on our ability to realize the anticipated growth opportunities and cost synergies as a result of the KLA-Tencor Merger. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of KLA-Tencor. Even if we are able to integrate KLA-Tencor successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies that we currently expect, nor can we give assurances that these benefits will be achieved within anticipated time frames or at all. For example, we may not be able to eliminate duplicative costs. Moreover, we may incur substantial expenses in connection with the integration of KLA-Tencor. While it is anticipated that certain expenses will be incurred to achieve cost synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the KLA-Tencor Merger may be offset by costs incurred or delays in integrating the businesses.

KLA-Tencor will be subject to business uncertainties and contractual restrictions while the KLA-Tencor Merger is pending.

Uncertainty about the effect of the KLA-Tencor Merger on employees, customers, suppliers and other constituencies may have an adverse effect on KLA-Tencor. These uncertainties may impair KLA-Tencor’s ability to retain and motivate key personnel and could cause entities dealing with KLA-Tencor to defer entering into contracts or business relationships with KLA-Tencor or making other decisions concerning KLA-Tencor or seek to change existing business relationships with KLA-Tencor. In addition, if key employees depart because of uncertainty about their future roles, the Company’s and KLA-Tencor’s businesses could be harmed.

Uncertainties associated with the KLA-Tencor Merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

The Company and KLA-Tencor are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the KLA-Tencor Merger will depend in part upon its ability to retain key management personnel and other key employees. Current and prospective employees of the Company and KLA-Tencor may experience uncertainty about their roles within the combined company following the KLA-Tencor Merger or other concerns regarding the timing and completion of the KLA-Tencor Merger or the operations of the combined company, any of which may have an adverse effect on the ability of each of the Company and KLA-Tencor to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of the Company and KLA-Tencor to the same extent that the Company and KLA-Tencor have previously been able to attract or retain their own employees.

Several lawsuits have been filed against the Company and KLA-Tencor challenging the KLA-Tencor Merger and an adverse ruling may prevent the KLA-Tencor Merger from being completed.

The Company, KLA-Tencor, Merger Sub 1 and Merger Sub 2, as well as the members of the KLA-Tencor Board, were named as defendants in four lawsuits brought by KLA-Tencor stockholders. On February 5, 2016, an agreement in principle was reached with the plaintiffs in three such lawsuits to settle those actions (the “Actions”). Pursuant to the agreement in principle, as set forth in a signed memorandum of understanding (“MOU”), the parties agreed to resolve disputed legal claims and KLA-Tencor and the Company made certain supplemental disclosures regarding the proposed KLA-Tencor Merger. None of the defendants in the Actions has admitted wrongdoing of any kind, including that there were any inadequacies in any disclosure, any breach of any fiduciary duty or aiding or abetting any of the foregoing, and the agreement in principle does not affect the merger consideration to be paid to stockholders of KLA-Tencor in connection with the acquisition of KLA-Tencor by the Company. In light of the MOU, the plaintiff in the fourth action agreed to dismiss his action, and such action was subsequently dismissed on February 17, 2016.

The agreement in principle set forth in the MOU is expected to be further memorialized in a stipulation of settlement, which will be subject to customary terms and conditions, including court approval, and will include an agreement by the plaintiffs, on behalf of a class of KLA-Tencor stockholders, to provide a release of claims of KLA-Tencor stockholders against KLA-Tencor, the Company, Merger Sub 1, Merger Sub 2, and their respective officers and directors. There can be no assurance that the parties will ultimately enter into a stipulation of settlement, or that court approval will be obtained of any stipulation of settlement that the parties may enter into. If the stipulation of settlement is not ultimately entered into or is not approved by the court, then the agreement in principle will be of no force and effect.

One of the conditions to the closing of the KLA-Tencor Merger is that no order, injunction, decree or other legal restraint or prohibition shall be in effect that prevents completion of the KLA-Tencor Merger. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants’ ability to complete the KLA-Tencor Merger, then such injunctive or other relief may prevent the KLA-Tencor Merger from becoming effective within the expected time frame or at all. Additional lawsuits may be filed against the Company, KLA-Tencor, Merger Sub 1, Merger Sub 2 and the directors of one of the foregoing companies in connection with the KLA-Tencor Merger. For more information about the lawsuits that have been filed related to the KLA-Tencor Merger, see the information incorporated by reference herein.

Failure to complete the KLA-Tencor Merger could negatively impact the future business and financial results of the Company and KLA-Tencor.

If the KLA-Tencor Merger is not completed, the ongoing businesses of the Company and KLA-Tencor may be adversely affected, and the Company and KLA-Tencor will be subject to several risks, including the following:

•	being required to pay a termination fee of up to $290 million under certain circumstances provided in the Merger Agreement;

•	having to pay certain costs relating to the KLA-Tencor Merger, such as legal, accounting, financial advisor and printing fees;

•	having had the focus of each company’s management on the KLA-Tencor Merger instead of on pursuing other opportunities that could have been beneficial to the companies;

•	having a potential effect on the relationships with employees, customers, suppliers, distributors and regulators; and

•	having had the restrictions on the conduct of the respective businesses pursuant to the terms of the Merger Agreement, potentially delaying or preventing the respective companies from undertaking business opportunities that, absent the Merger Agreement, may have been pursued.

The KLA-Tencor Merger is subject to the receipt of consents and clearances from domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on the Company, KLA-Tencor or the combined company or, if not obtained, could prevent completion of the KLA-Tencor Merger.

Before the KLA-Tencor Merger may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws and various approvals or consents must be obtained from regulatory entities. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider the effect of the KLA-Tencor Merger on competition within their relevant jurisdiction. In this regard, on May 13, 2016, the Company and KLA-Tencor each received a request for additional information and documentary material from the United States Department of Justice in connection with the KLA-Tencor Merger. The terms and conditions of any approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The Merger Agreement may require the Company and KLA-Tencor to comply with conditions imposed by regulatory entities and, in certain circumstances, either company may refuse to close the KLA-Tencor Merger on the basis of those regulatory conditions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions, or that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the KLA-Tencor Merger or imposing additional material costs on or materially limiting the revenues of the combined company following the KLA-Tencor Merger. In addition, we cannot provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the KLA-Tencor Merger.

The completion of the KLA-Tencor Merger is conditioned on there being no material adverse effect on either of the Company’s or KLA-Tencor’s businesses. Ongoing changes in the technology industry, and the semiconductor industry in particular, could expose both the Company’s and KLA-Tencor’s businesses to significant risks, which may result in a material adverse effect.

Each of the Company’s and KLA-Tencor’s obligations to consummate the KLA-Tencor Merger is subject to certain customary conditions, including that there be no material adverse effect (as defined in the Merger Agreement) on the other’s business. There is no assurance that this condition to the KLA-Tencor Merger will be satisfied in a timely manner or at all.

In addition, the semiconductor equipment industry and other industries that the Company and KLA-Tencor serve are constantly developing and changing. Many of the risks associated with operating in these industries are comparable to the risks faced by all technology companies, such as the uncertainty of future growth rates, pricing trends and changes in customers’ capital spending patterns. If either the Company or KLA-Tencor fails to appropriately adjust their respective cost structure and operations to adapt to any of these trends, or respond to new technological advances, the Company or KLA-Tencor could experience a material adverse effect on their respective businesses, financial condition and operating results.

Any delay in completing the KLA-Tencor Merger may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory clearances, the KLA-Tencor Merger is subject to a number of other conditions beyond the Company’s and KLA-Tencor’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the KLA-Tencor Merger for a significant period of time or prevent it from occurring. Any delay in completing the KLA-Tencor Merger could cause the combined company not to realize some or all of the synergies that the Company and KLA-Tencor expect to achieve if the KLA-Tencor Merger is successfully completed within its expected time frame. Neither the Company nor KLA-Tencor will be obligated to close the KLA-Tencor Merger if the KLA-Tencor Merger is not consummated by July 20, 2016, which deadline may be extended under certain circumstances to October 20, 2016.

Our obligation to complete the KLA-Tencor Merger is not subject to a financing contingency.

We have entered into (1) a senior unsecured term loan agreement which provides up to $1.53 billion in term loans, subject to certain conditions; and (2) a debt commitment letter which provides for a senior unsecured 364-day bridge facility in a principal amount of up to $2.67 billion, subject to certain conditions. We have also entered into an amendment and restatement of our existing revolving credit agreement pursuant to which, among other things, the revolving lenders agreed to increase their aggregate commitments under the revolving credit agreement from $300 million to $750 million.

We intend to fund the cash component of the Merger Consideration and related fees and expenses and to prepay KLA-Tencor’s outstanding term loans with a combination of approximately $1.5 billion of the combined companies’ balance sheet cash and proceeds of approximately $4.2 billion under the term loans, the revolving credit agreement and the issuance of notes in this offering, in lieu of borrowing under the bridge facility.

In the event that the term loans, bridge facility or the replacement financing is not available, other financing may not be available on acceptable terms, in a timely manner, or at all. The availability of the term loans and any debt financing pursuant to the bridge commitment letter is, and other financing we might arrange will be, subject to certain conditions precedent. If we are unable to secure alternative financing, the KLA-Tencor Merger may not be completed and we could be liable to KLA-Tencor for breach of the Merger Agreement in connection with our failure to consummate the KLA-Tencor Merger.

Future results of the combined company may differ materially from the unaudited pro forma financial statements included in this prospectus supplement.

The pro forma financial statements contained in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the KLA-Tencor Merger. See “Prospectus Supplement Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information of Lam Research and KLA-Tencor Giving Effect to the KLA-Tencor Merger” in this prospectus supplement and our unaudited pro forma condensed consolidated financial statements contained in our Current Report on Form 8-K filed on May 23, 2016, which is incorporated by reference in this prospectus supplement for more information.

The actual financial condition and results of operations of the combined company following the KLA-Tencor Merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may adversely affect the combined company’s financial condition or results of operations following the KLA-Tencor Merger.

Risks Relating to the Combined Company Following the KLA-Tencor Merger

The combined company may be unable to integrate the business of the Company or KLA-Tencor successfully or realize the anticipated benefits of the KLA-Tencor Merger.

The KLA-Tencor Merger involves the combination of two companies that currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of the Company and KLA-Tencor. Potential difficulties that the combined company may encounter as part of the integration process include the following:

•	the inability to successfully combine the businesses of the Company and KLA-Tencor in a manner that permits the combined company to achieve the full revenue and cost synergies and other benefits anticipated to result from the KLA-Tencor Merger;

•	complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the KLA-Tencor Merger.

In addition, the Company and KLA-Tencor have operated and, until the completion of the KLA-Tencor Merger will continue to operate, independently. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or the Company’s and KLA-Tencor’s ability to achieve the anticipated benefits of the KLA-Tencor Merger, or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the KLA-Tencor Merger.

Following the KLA-Tencor Merger, the size of the business of the combined company will increase significantly beyond the current size of either KLA-Tencor’s or our business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the KLA-Tencor Merger.

The combined company is expected to incur substantial expenses related to the KLA-Tencor Merger and the integration of the Company and KLA-Tencor.

The combined company is expected to incur substantial expenses in connection with the KLA-Tencor Merger and the integration of the Company and KLA-Tencor. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, sales, payroll, pricing, marketing and benefits. While the Company and KLA-Tencor have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the KLA-Tencor Merger, and the amount and timing of such charges are uncertain at present.

The KLA-Tencor Merger may result in a loss of customers or strategic alliances.

As a result of the KLA-Tencor Merger, some of the customers, potential customers or strategic partners of the Company or KLA-Tencor may terminate or scale back their business relationship with the combined company. Some customers may not wish to source a larger percentage of their needs from a single company, or may feel that the Company or KLA-Tencor, as applicable, and thus the combined company is too closely allied with one of their competitors. Potential customers or strategic partners may delay entering into, or decide not to enter into, a business relationship with the combined company because of the KLA-Tencor Merger. If customer relationships or strategic alliances are adversely affected by the KLA-Tencor Merger, the combined company’s business and financial performance could suffer.

Our indebtedness following completion of the KLA-Tencor Merger will be substantially greater than our indebtedness on a stand-alone basis and greater than the combined indebtedness of the Company and KLA-Tencor existing prior to the KLA-Tencor Merger. This increased level of indebtedness could adversely affect us, including by decreasing our business flexibility, and will increase our borrowing costs. Downgrades in our ratings could adversely affect our business, cash flows, financial condition and operating results.

We intend to fund the cash component of the Merger Consideration and related fees and expenses and to prepay KLA-Tencor’s outstanding term loans with a combination of approximately $1.5 billion of the combined companies’ balance sheet cash and proceeds of approximately $4.2 billion under the term loans, the revolving credit agreement and from the issuance of notes in this offering, in lieu of borrowing under the bridge facility. Following the KLA-Tencor Merger, we expect to offer to holders of the KLA-Tencor Senior Notes new series of Lam Research senior unsecured notes in exchange for the KLA-Tencor Senior Notes. Our substantially increased indebtedness and higher debt-to-equity ratio following completion of the KLA-Tencor Merger in comparison to that of ours prior to the KLA-Tencor Merger will have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and will increase the Company’s borrowing costs. In addition, the amount of cash required to service our increased indebtedness levels and thus the demands on our cash resources will be greater than the amount of cash flows required to service the indebtedness of the Company or KLA-Tencor individually prior to the KLA-Tencor Merger. The increased levels of indebtedness could also reduce funds available for our investments in product development as well as capital expenditures, dividends, share repurchases and other activities and may create competitive disadvantages for us relative to other companies with lower debt levels.

In addition, our credit ratings impact the cost and availability of borrowings under our credit facilities borrowings, and, as a result, our cost of capital. Our ratings reflect each rating organization’s opinion of our financial strength, operating performance and ability to meet our debt obligations or obligations to our insureds. Each of the ratings organizations reviews our ratings periodically, and there can be no assurance that our current ratings will be maintained in the future. Downgrades in our ratings could adversely affect our business, cash flows, financial condition and operating results.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $          million after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to fund the cash portion of the Merger Consideration and related fees and expenses and to prepay KLA-Tencor’s outstanding term loans with a combination of approximately $1.5 billion of the combined companies’ balance sheet cash and proceeds of approximately $4.2 billion under the term loans, the revolving credit agreement and the issuance of notes in this offering, in lieu of borrowing under the bridge facility. The KLA-Tencor term loans will mature on November 14, 2019. The interest payable on the KLA-Tencor term loans is the London Interbank Offered Rate (“LIBOR”) plus a spread, which is currently 1.89%, and this spread is subject to adjustment in conjunction with KLA-Tencor’s credit rating downgrades or upgrades. The spread ranges from 1.00% to 1.75% based on the then effective credit rating. See “Description of Other Indebtedness” in this prospectus supplement for a discussion of our term loans, revolving credit agreement and bridge facility. In the event that the KLA-Tencor Transactions are not completed, we intend to use the net proceeds from the sale of the              Notes for general corporate purposes, including working capital and capital expenditures. In such an event, we may also use a portion of the net proceeds from the sale of the              Notes for repayment of indebtedness, to acquire other businesses, products or technologies, or to repurchase shares of our common stock under our stock repurchase program. Pending application of the net proceeds of this offering, as described above, we expect to hold the net proceeds as cash and cash equivalents or invest the net proceeds in short-term marketable securities. The closing of this offering is expected to occur prior to the completion of the KLA-Tencor Merger.

This offering is not conditioned upon the completion of the KLA-Tencor Merger. If, however, the KLA-Tencor Merger is not completed on or prior to December 30, 2016, or the Merger Agreement is terminated on or at any time prior to such date, we will be required to redeem on the Special Mandatory Redemption Date all of the              Notes and the              Notes then outstanding at the Special Mandatory Redemption Price, equal to 101% of the principal amount of such notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the Special Mandatory Redemption Date, as described in this prospectus supplement under the heading “Description of Notes—Special Mandatory Redemption.” The              Notes are not subject to this special mandatory redemption.

The following table sets forth the expected sources and uses of funds in connection with the KLA-Tencor Transactions. All dollar amounts are in millions.

Sources of Funds	Amount	Uses of Funds	Amount
Senior Unsecured Term Loans	$1,530	Cash Portion of the Merger Consideration(1)	$4,983
Notes Offered Hereby	2,400	Estimated Unpaid Fees and Expenses(2)	137
Available Cash	1,513	Amounts Outstanding Under KLA-Tencor Term Loans(3)	616
Revolving Credit Facility	293

Total Sources	$5,736	Total Uses	$5,736

(1)	Reflects the cash portion of the Merger Consideration based on shares of KLA-Tencor common stock outstanding as of March 31, 2016.
(2)

Reflects our estimate of fees and expenses associated with the KLA-Tencor Transactions and related financing transactions, including underwriting fees, advisory fees and other fees and payments and transaction costs and payments. See “Prospectus Supplement Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information of Lam Research and KLA-Tencor Giving Effect to the KLA-Tencor Merger” in this prospectus supplement and our unaudited pro forma condensed consolidated financial statements contained in our Current Report on Form 8-K filed on May 23, 2016, which is incorporated by reference in this prospectus supplement. There can be no assurances that such fees and expenses will not exceed our estimate.
(3)	Reflects the amount outstanding under the KLA-Tencor term loans as of March 31, 2016.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended	Fiscal Years Ended
	March 27, 2016	June 28, 2015	June 29, 2014	June 30, 2013	June 24, 2012	June 26, 2011
Ratio of earnings to fixed charges(1)	10.0x	11.0x	12.6x	2.1x	6.2x	72.4x

(1)	For purposes of computing our ratio of earnings to fixed charges, “earnings” consist of pre-tax earnings before income (loss) from equity earnings in joint ventures, plus fixed charges. “Fixed charges” consist of (i) interest expense on all indebtedness, including amortization of issuance costs, discounts and premiums and (ii) the portion of rental expense that is estimated as representative of the interest factor.

Our pro forma ratio of earnings to fixed charges (giving effect to the KLA-Tencor Transactions and related financings as outlined in “Use of Proceeds,” and assuming the KLA-Tencor Senior Notes are exchanged for new series of Lam Research senior unsecured notes) for fiscal year ended June 28, 2015 and the nine months ended March 27, 2016 is set forth below. The pro forma ratio of earnings to fixed charges does not necessarily represent what the actual ratio of earnings to fixed charges would have been had the KLA-Tencor Transactions and related financings occurred as assumed.

	Nine Months Ended	Fiscal Year Ended
	March 27, 2016	June 28, 2015
Pro forma ratio of earnings to fixed charges(1)	3.9x	1.9x

(1)	For purposes of computing our pro forma ratio of earnings to fixed charges, “earnings” consist of pre-tax earnings before income (loss) from equity earnings in joint ventures, giving effect to the KLA-Tencor Transactions and related financings as outlined in “Use of Proceeds,” and assuming the KLA-Tencor Senior Notes are exchanged for new series of Lam Research senior unsecured notes, plus fixed charges. “Fixed charges” consist of (i) interest expense on all indebtedness, including amortization of issuance costs, discounts and premiums and (ii) the portion of rental expense that is estimated as representative of the interest factor.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 27, 2016 on (1) an actual basis and (2) on an as adjusted basis to give effect to this offering, anticipated borrowings under our amended and restated credit facility, our new term loan facility and the completion of the KLA-Tencor Transactions, as well as the settlement of our 0.50% convertible senior notes due 2016 (the “2016 Notes”) in connection with the maturity of the 2016 Notes on May 15, 2016.

The consummation of this offering is not conditioned upon completion of the KLA-Tencor Transactions. We intend to complete this offering of notes prior to the completion of the KLA-Tencor Merger. If we are unable to complete the KLA-Tencor Merger on or prior to December 30, 2016, or if the Merger Agreement is terminated on or at any time prior to December 30, 2016, we will be required to redeem on the Special Mandatory Redemption Date all of the              Notes and the              Notes then outstanding at the Special Mandatory Redemption Price. See “Description of Notes—Special Mandatory Redemption.”

You should read this information in conjunction with “Use of Proceeds” and “Prospectus Supplement Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information of Lam Research and KLA-Tencor Giving Effect to the KLA-Tencor Merger” in this prospectus supplement, and our Current Report on Form 8-K filed on May 23, 2016, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, included in our Annual Report on Form 10-K for the year ended June 28, 2015, and our Quarterly Reports on Form 10-Q for the quarters ended September 27, 2015, December 27, 2015 and March 27, 2016, each of which is incorporated by reference herein.

	As of March 27, 2016
	Actual	As adjusted
	(Unaudited)
	(in thousands, except per share data)
Cash and cash equivalents	$2,232,021	$

Short-term debt:
0.50% convertible senior notes due 2016(1)(2)	$447,882		—
2.625% convertible senior notes due 2041(3)	523,217		523,217

Total short-term debt	971,099		523,217

Long-term debt:
Amended and restated unsecured credit facility(4)	—		293,000
Term loan facility(5)	900,000		1,530,000
Bridge facility(6)	—		—
1.25% convertible senior notes due 2018(7)	414,038		414,038
2.750% senior notes due 2020	500,000		500,000
3.800% senior notes due 2025	500,000		500,000
% senior notes due offered hereby	—
% senior notes due offered hereby	—
% senior notes due offered hereby	—
KLA-Tencor Senior Notes(8)	—		2,500,000

Total long-term debt	2,314,038

Stockholders’ equity:(9)
Preferred stock, at par value of $0.001 per share; authorized—5,000 shares; none outstanding	—		—
Common stock, at par value of $0.001 per share: authorized—400,000 shares; issued and outstanding—159,319 shares	159		159
Additional paid-in capital	5,559,205		5,559,205
Treasury stock, at cost; 101,179 shares	(4,420,356)		(4,420,356)
Accumulated other comprehensive loss	(55,890)		(55,890)
Retained earnings	4,609,221		4,609,221

Total stockholders’ equity	5,692,339		5,692,339

Total capitalization	$8,977,476	$

(1)	Represents $450.0 million of principal amount, net of unamortized debt discount of $2.1 million. In accordance with ASC 470-20, the allocated value of the feature to convert our 0.50% convertible senior notes due 2016 into common stock is reported as a component of capital in excess of par value. The debt is reported at a discount to the face amount. The amount of debt reported will accrete up to the face amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay. As of March 27, 2016 the 2016 Notes are within 90 days of their contractual maturity and as such are convertible at the option of the bondholders. During the nine months ended March 27, 2016, $13,000 aggregate principal amount of 2016 Notes was settled at the bondholders’ option. In conjunction with the conversion, 3 shares of common stock were issued.
(2)	The 2016 Notes matured on May 15, 2016 and are no longer outstanding. In connection with the maturity of the 2016 Notes, we paid approximately $451.6 million in settlement of the 2016 Notes. We did not issue any shares of our common stock in respect of the 2016 Notes on a net basis as a result of our exercise of the convertible note hedge we purchased concurrently with the issuance of the 2016 Notes. Settlement of the convertible note hedge resulted in us receiving 771 shares of our common stock on a net basis and a de minimis amount of cash in lieu of fractional shares.
(3)	Represents $699.9 million of principal amount, net of unamortized debt discount of $176.7 million. In June 2012, in connection with our acquisition of Novellus, we assumed $700.0 million in aggregate principal amount of 2.625% convertible senior notes due 2041 (the “2041 Notes”). During the quarter ended March 27, 2016, the market value of our common stock was greater than 130% of the 2041 Notes conversion prices for 20 or more of the 30 consecutive trading days preceding the quarter end. As a result, the 2041 Notes are convertible at the option of the bondholder. During the nine months ending March 27, 2016, $34,000 aggregate principal amount of 2041 Notes was settled at the bondholders’ option. In conjunction with the conversion, 340 shares of common stock were issued. Additionally, during the period ended March 27, 2016, we received notice of bondholders’ intention to convert $6,000 aggregate principal amount of additional 2041 Notes, which conversions we expect to settle in the period ended June 26, 2016.
(4)	On November 10, 2015, we entered into an amendment and restatement agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, which amends and restates our existing unsecured credit agreement, dated as of March 12, 2014, and amended by Amendment No. 1, dated as of March 5, 2015. The amended and restated revolving credit agreement provides for an increase to our revolving unsecured credit facility from $300 million to $750 million. The facility provides for an expansion option that will allow us, subject to certain requirements, to request an increase in the facility of up to an additional $250 million, for a potential total commitment of $1 billion. The facility matures on November 10, 2020. The proceeds of the loans may be used by us for general corporate purposes. As of March 27, 2016, we had no borrowings outstanding under the credit facility. See “Description of Other Indebtedness” in this prospectus supplement.
(5)	In connection with the KLA-Tencor Merger, we entered into a term loan agreement with certain term lenders pursuant to which the term lenders have agreed to provide a senior unsecured term loan facility in an aggregate amount of up to $1.53 billion, which is composed of (1) up to $1.005 billion of 3-year tranche term loans and (2) up to $525 million of 5-year tranche term loans, in each case, subject to certain terms and conditions. See “Description of Other Indebtedness” in this prospectus supplement.
(6)	Assumes no borrowings under the bridge credit facility are used as a source of funds to finance the KLA-Tencor Transactions as described above. The loan amount available under the bridge credit facility is subject to reduction in accordance with its terms, which includes reduction by the amount of debt securities issued, including the notes offered hereby.
(7)	Represents $450.0 million of principal amount, net of unamortized debt discount of $35.9 million. In accordance with ASC 470-20, the allocated value of the feature to convert our 1.25% convertible senior notes due 2018 into common stock is reported as a component of capital in excess of par value. The debt is reported at a discount to the face amount. The amount of debt reported will accrete up to the face amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay. During the nine months ending March 27, 2016, $46,000 aggregate principal amount of 1.25% Convertible Senior Notes due May 2018 (the “2018 Notes”) was settled at the bondholders’ option. In conjunction with the conversion, 27 shares of common stock were issued.
(8)	Following the KLA-Tencor Merger, we expect to offer to holders of the KLA-Tencor Senior Notes new series of Lam Research senior unsecured notes in exchange for the KLA-Tencor Senior Notes. This assumes that all holders of such notes exchange their KLA-Tencor Senior Notes for the new series of Lam Research senior unsecured notes.
(9)	At our special meeting of stockholders held on February 19, 2016, our stockholders approved an amendment to our certificate of incorporation, as amended, to increase the number of authorized shares of our stock from 405,000,000 to 590,000,000 and the number of authorized shares of our common stock from 400,000,000 to 585,000,000. We will not proceed with the amendment if the KLA-Tencor Merger is not consummated.

DESCRIPTION OF OTHER INDEBTEDNESS

If we use a capitalized term in this section of the prospectus supplement and do not define the term in this document, it is defined in the underlying agreement.

Term Loans

In connection with the KLA-Tencor Merger, we have entered into a term loan agreement with certain term lenders pursuant to which the term lenders have agreed to provide a senior unsecured term loan facility in an aggregate amount of up to $1.53 billion, which is composed of (1) up to $1.005 billion of 3-year tranche term loans and (2) up to $525 million of 5-year tranche term loans, in each case, subject to certain terms and conditions. A copy of the term loan agreement, as amended and restated, is filed as an exhibit to the Current Report on Form 8-K filed by us on May 13, 2016, which is incorporated by reference into this prospectus supplement. See the section entitled “Where You Can Find More Information.” You are urged to read the term loan agreement carefully.

Pursuant to the terms of the term loan agreement, the proceeds of the term loans are expected to be available upon the satisfaction of certain conditions precedent on completion of the KLA-Tencor Merger and, if drawn, will be used only to finance, in part, the cash component of the Merger Consideration and related fees and expenses. The term loans are pre-payable without premium or penalty. The 3-year tranche term loans will mature on the third anniversary of the closing date of the term loan agreement and the 5-year tranche term loans will mature on the fifth anniversary of the closing date of the term loan agreement.

Conditions Precedent

The term lenders’ obligation to fund the term loans is subject to several conditions, including completion of the KLA-Tencor Merger, the non-occurrence of a Target Material Adverse Effect (which is defined to have the same meaning as a “Company Material Adverse Effect” under the Merger Agreement), the accuracy of certain representations and warranties related to both the Company and KLA-Tencor, the absence of certain defaults by us, the delivery of certain financial statements of the Company and KLA-Tencor, the delivery of customary legal opinions, the payment of certain fees and expenses in connection with the term loan facility, the delivery of certain customary closing documents and other conditions to completion more fully set forth in the term loan agreement.

Interest

At our option, borrowings under the term loan agreement will bear interest at either a base rate or at LIBOR, plus, in each case, an applicable margin. The applicable margin for the 3-year tranche term loans will range from 0.00-0.75% with respect to the base rate, and 1.00-1.75% with respect to LIBOR, based on the ratings of our long-term senior unsecured debt. The applicable margin for the 5-year tranche term loans will range from 0.125-1.00% with respect to the base rate, and 1.125-2.00% with respect to LIBOR, based on the ratings of our long-term senior unsecured debt.

Base Rate Option

With respect to term loans for which we have elected the base rate option, interest will be at the base rate plus an applicable margin based on the ratings of our long-term senior unsecured debt, calculated on the basis of the actual number of days elapsed in a year of 360 days (or in the case of the base rate option that is calculated based on the prime rate, 365 days, or 366 days in a leap year), and payable quarterly in arrears. The base rate shall be the greatest of (1) the prime rate announced by JPMorgan Chase Bank, N.A. on such day, (2) the federal funds effective rate in effect on such day plus 0.50% and (3) the one-month reserve adjusted LIBOR plus 1%.

LIBOR Option

With respect to term loans for which we have elected the LIBOR option, interest will be determined based on interest periods to be selected by us of one, two, three or six months and will be at an annual rate equal to the reserve adjusted LIBOR, plus the applicable margin based on the ratings of our long-term senior unsecured debt. The reserve adjusted LIBOR is defined in a manner customary for financings of this type. Interest will be paid at the end of each interest period and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Covenants and Events of Default

The term loan agreement contains covenants relating to the following subjects:

•	delivery of financial statements and other notices and information;

•	conduct of business and maintenance of existence;

•	compliance with laws (including anti-corruption laws and sanctions) and material contractual obligations;

•	maintenance of properties and insurance;

•	inspection of properties, books and records;

•	payment of taxes and material obligations;

•	use of proceeds;

•	subsidiary guarantees;

•	limitations on subsidiary debt;

•	limitations on liens;

•	limitations on consolidations, mergers and sales of assets; and

•	limitations on certain transactions with affiliates.

In addition, the term loan agreement includes the following financial covenants:

•	the ratio of consolidated total indebtedness to consolidated capitalization at the end of each fiscal quarter ending on and after the closing date of the term loan agreement shall not exceed 0.50 to 1.00, which is referred to as the “capitalization covenant;” provided that, until and including the earlier of (1) the end of the first two consecutive full fiscal quarters commencing following the closing date of the term loan agreement that we are in compliance with the capitalization covenant and (2) December 31, 2017, if we are not in compliance with the capitalization covenant, we will be deemed not to have violated the capitalization covenant so long as our consolidated debt to adjusted EBITDA ratio is less than or equal to 4.50 to 1.00 for the period of four fiscal quarters then ended; and

•	liquidity shall not be less than $1 billion at the end of each fiscal quarter ending on and after the closing date of the term loan agreement, nor shall it be less than $1 billion at the time of, and after giving effect to, any repayment or prepayment of our debt or that of any of our subsidiaries in excess of $200 million.

The term loan agreement also contains certain events of default, limited to nonpayment of principal when due; nonpayment of interest or fees within three business days of the due date; violation of covenants (subject to grace periods in the case of certain affirmative covenants); inaccuracy of representations and warranties when made or deemed made; payment default or default resulting in or permitting acceleration in respect of indebtedness of $150,000,000 or more; bankruptcy or insolvency events; change in control; undischarged judgments in excess of $150,000,000; certain events under the Employee Retirement Income Security Act of 1974; the occurrence of any default under any other loan document related to the term loan agreement; and the failure of any material provision of any loan document related to the term loan agreement to be enforceable in accordance with its terms.

Mandatory Prepayments of 3-Year Tranche Term Loans

If we draw on the 3-year tranche term loans, we will be required to prepay the 3-year tranche term loans (or, prior to the closing date of the term loan agreement, the 3-year tranche term loan commitments under the term loan agreement will be permanently reduced) in the amount of the net cash proceeds received by us in connection with certain types of transactions, including, without limitation, the issuance of debt or equity securities or borrowings of other indebtedness (including the issuance of debt securities in this offering); provided, however, that (1) such net cash proceeds shall first be applied to reduce any commitments or loans then outstanding under the bridge facility (to the extent required by the terms thereof) before any remaining portion thereof shall be applied to reduce the 3-year tranche term loans or commitments, as applicable, and (2) no more than $630,000,000 in the aggregate of such net cash proceeds shall be required to be applied to reduce the 3-year tranche term loans and commitments.

Revolving Credit Agreement

On November 10, 2015, we entered into an amendment and restatement agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, which amends and restates our existing unsecured credit agreement, dated as of March 12, 2014, as amended and restated (as so amended and restated, the “revolving credit agreement”).

The revolving credit agreement provides for an increase to our revolving unsecured credit facility from $300 million to $750 million. The pricing and related definitions related to the applicable interest rates are substantially similar to the corresponding provisions in the previous revolving credit agreement. The revolving credit agreement contains financial covenants, affirmative covenants, negative covenants and events of default that are substantially similar to the corresponding covenants and defaults in the term loan agreement and the previous revolving credit agreement, as described above in the section entitled “—Term Loans—Covenants and Events of Default.” The facility provides for an expansion option that will allow us, subject to certain requirements, to request an increase in the facility of up to an additional $250 million, for a potential total commitment of $1 billion. The facility matures on November 10, 2020. The proceeds of the loans may be used by us for general corporate purposes. As of March 27, 2016, we had no borrowings outstanding under the credit facility and were in compliance with all applicable financial covenants.

A copy of the amendment and restatement agreement, which includes as an exhibit the amended and restated revolving credit agreement is filed as an exhibit to the Current Report on Form 8-K filed by us on November 12, 2015, which is incorporated by reference into this prospectus supplement. See the section entitled “Where You Can Find More Information.” You are urged to read the revolving credit agreement carefully.

Bridge Loan

In connection with the KLA-Tencor Merger, we have entered into a commitment letter pursuant to which Goldman Sachs Bank USA, together with certain of its affiliates and certain other lenders that have or may become a party to the commitment letter (collectively, the “initial bridge lenders”) have agreed to provide a 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $2.670 billion, subject to certain terms and conditions. We intend to fund the cash portion of the Merger Consideration and related fees and expenses and to prepay KLA-Tencor’s outstanding term loans with a combination of approximately $1.5 billion of the combined companies’ balance sheet cash and proceeds of approximately $4.2 billion under the term loans, the revolving credit agreement and the issuance of notes in this offering, in lieu of borrowing under the bridge facility. A copy of the commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by us on October 21, 2015 and a copy of the joinder agreement that amends the commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by us on November 12, 2015, which are incorporated by reference into this prospectus supplement. See the section entitled “Where You Can Find More Information” in this prospectus supplement. You are urged to read the commitment letter and the joinder agreement carefully. The commitment letter, as amended by the joinder agreement, is referred to as the “bridge commitment letter.”

Pursuant to the terms of the bridge commitment letter, the proceeds of the bridge facility are expected to be available upon the satisfaction of certain conditions precedent, including completion of the KLA-Tencor Merger, and, if drawn, will be used to finance, in part, the cash component of the Merger Consideration and related fees and expenses. As of the date of this prospectus supplement, we have not entered into any definitive financing documentation for the bridge facility, and, as a result, the actual terms of the bridge facility may differ from those described herein. If definitive documentation for the bridge facility is entered into and we borrow under the bridge facility to finance a portion of the Merger Consideration, the bridge facility will mature on the 364th day after the completion of the KLA-Tencor Merger. The amount of the bridge facility available at closing is subject to reduction in accordance with the terms of the bridge commitment letter, including but not limited to reduction upon the contemplated issuance of debt securities pursuant to this offering, the proceeds of which are expected to be the primary source of the cash consideration to finance the cash component of the Merger Consideration and related fees and expenses.

There can be no assurance that any replacement or supplemental financing in lieu of drawings under the bridge facility will be available to us at all or on acceptable terms. Our ability to obtain additional debt financing, including financing to replace or supplement the bridge facility, will be subject to various factors, including market conditions, operating performance and credit ratings, and may be subject to restrictions in the agreements relating to our outstanding debt. For a description of certain risks associated with the financing of the KLA-Tencor Merger, see the section entitled “Risk Factors—Risk Factors Relating to the KLA-Tencor Merger—Our obligation to complete the KLA-Tencor Merger is not subject to a financing contingency.”

Conditions Precedent

The initial bridge lenders’ obligation to fund the bridge facility is subject to several conditions, including completion of the KLA-Tencor Merger, the non-occurrence of a Target Material Adverse Effect (which is defined to have the same meaning as a “Company Material Adverse Effect” under the Merger Agreement), the accuracy of certain representations and warranties related to both the Company and KLA-Tencor, the absence of certain defaults by us, the delivery of certain financial statements of the Company and KLA-Tencor, us having used commercially reasonable efforts to issue debt securities pursuant to one or more registered public offerings or Rule 144A or other private placements, the payment of certain fees and expenses in connection with the bridge facility, the consummation of a customary marketing period for syndication of the bridge facility, the delivery of certain customary closing documents and other conditions to completion more fully set forth in the bridge commitment letter.

Interest

At our option, borrowings under the bridge facility will bear interest at either a base rate or at LIBOR, plus, in each case, an applicable margin. The applicable margin will range from 0.00-0.75% with respect to the base rate, and 1.00-1.75% with respect to LIBOR, based on the ratings of our long-term senior unsecured debt, and subject to increase, within 90 days after completion of the KLA-Tencor Merger, based on how long the bridge loan is outstanding.

Base Rate Option

With respect to bridge loans for which we have elected the base rate option, interest will be at the base rate plus an applicable margin based on the ratings of our long-term senior unsecured debt, calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, and payable quarterly in arrears. The base rate will be defined in the definitive bridge facility documentation to have a meaning customary for financings of this type. In no event shall the base rate be less than the sum of (1) the one-month reserve adjusted LIBOR (after giving effect to a reserve adjusted LIBOR “floor” of 0.00%) plus (2) the difference between the applicable stated margin for reserve adjusted LIBOR loans and the applicable stated margin for base rate loans.

LIBOR Option

With respect to bridge loans for which we have elected the LIBOR option, interest will be determined based on interest periods to be selected by us of one, two, three or six months and will be at an annual rate equal to the reserve adjusted LIBOR, plus the applicable margin based on the ratings of our long-term senior unsecured debt. The reserve adjusted LIBOR will be defined in the definitive bridge facility documentation to have a meaning customary for financings of this type. Interest will be paid at the end of each interest period and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Covenants and Events of Default

The credit agreement for the bridge facility will contain certain financial covenants, affirmative covenants, negative covenants and events of default that will be substantially similar to the corresponding covenants and defaults in the term loan agreement and the revolving credit agreement, as described above in the section entitled “—Term Loans—Covenants and Events of Default.”

Mandatory Prepayments and Reductions in Commitments

If we draw on the bridge facility, we will be required to prepay the bridge loans (or, prior to the execution of definitive documentation for the bridge facility, the commitments under the bridge facility will be permanently reduced) in the amount of the net cash proceeds received by us in connection with certain types of transactions, including, without limitation, (1) the issuance of debt or equity securities or borrowings of other indebtedness (including the issuance of debt securities in this offering); (2) the incurrence of the term loans pursuant to the term loan agreement or any other term loan facility; and (3) certain asset sales.

Lam Research Senior Debt Securities

Lam Research Convertible Senior Notes

In May 2011, we issued and sold $450 million in aggregate principal amount of the 2016 Notes at par. At the same time, we issued and sold $450 million in aggregate principal amount of the 2018 Notes at par. The terms of such convertible senior notes provide for cash interest at an annual rate of 0.50% and 1.25%, respectively, on the 2016 Notes and the 2018 Notes, on a semi-annual basis on May 15 and November 15 of each year.

In June 2012, with the acquisition of Novellus, we assumed $700 million in aggregate principal amount of the 2041 Notes (collectively with the 2016 Notes and the 2018 Notes, the “Senior Convertible Notes”). We pay cash interest at an annual rate of 2.625%, on a semi-annual basis on May 15 and November 15 of each year on the 2041 Notes. The 2041 Notes also have a contingent interest payment provision that may require us to pay additional interest, up to 0.60% per year, based on certain thresholds, beginning with the semi-annual interest payment on May 15, 2021, and upon the occurrence of certain events, as outlined in the indenture governing the 2041 Notes.

Under certain circumstances, the Senior Convertible Notes may be converted into shares of our common stock. The number of shares each debenture is convertible into is based on conversion rates, disclosed in our SEC filings. See “Incorporation by Reference of Certain Documents.” The conversion rates are adjusted for certain corporate events, including dividends on our common stock. We will settle any conversion of the Senior Convertible Notes in cash up to the face value, and any amount in excess of face value will be settled in common stock.

During the quarter ended March 27, 2016, the market value of our common stock was greater than 130% of the 2041 Notes conversion prices for 20 or more of the 30 consecutive trading days preceding the quarter end. As a result, the 2041 Notes are convertible at the option of the bondholder. As of March 27, 2016, the 2016 Notes are within 90 days of their contractual maturity and as such are convertible at the option of the bondholders. During the nine months ending March 27, 2016, $93,000 aggregate principal amount of the Senior Convertible Notes was settled at the bondholders’ option. In conjunction with the conversion, 370 shares of common stock were issued. In addition, during the period ended March 27, 2016, we received notice of bondholders’ intention to convert $6,000 aggregate principal amount of additional 2041 Notes, which conversions we expect to settle in the period ending June 26, 2016.

In addition, the 2016 Notes matured on May 15, 2016 and are no longer outstanding. In connection with the maturity of the 2016 Notes, we paid approximately $451.6 million in settlement of the 2016 Notes. We did not issue any shares of our common stock in respect of the 2016 Notes on a net basis as a result of our exercise of the convertible note hedge we purchased concurrently with the issuance of the 2016 Notes. Settlement of the convertible note hedge resulted in us receiving 771 shares of our common stock on a net basis and a de minimis amount of cash in lieu of fractional shares.

As of March 27, 2016, our Senior Convertible Notes consisted of the following, after giving effect to the settlement at maturity of the 2016 Notes described above:

Principal Amount
(in millions)
Senior Convertible Debt
0.50% Convertible senior notes due May 2016	$—
1.25% Convertible senior notes due May 2018	450.0
2.625% Convertible senior notes due May 2041	700.0

Total	$1,150.0

Lam Research Convertible Note Hedges and Warrants

Concurrent with the issuance of the 2016 Notes and 2018 Notes, we purchased a convertible note hedge and sold warrants. At expiration, we may, at our option, elect to settle the warrants on a net share basis. As of March 27, 2016, the warrants had not been exercised and remained outstanding. The exercise price is adjusted for certain corporate events, including dividends on our common stock. The maturity of the 2016 Notes did not affect the warrants sold concurrently with the issuance of the 2016 Notes and those warrants remain outstanding in accordance with their terms.

In conjunction with the convertible note hedge, counterparties agreed to sell to us shares of common stock equal to the number of shares issuable upon conversion of the 2016 Notes and 2018 Notes in full. The convertible note hedge transactions will be settled in net shares and will terminate upon the earlier of the maturity date or the first day none of the respective notes remain outstanding due to conversion or otherwise. Settlement of the convertible note hedge in net shares, based on the number of shares issued upon conversion of the 2016 Notes and 2018 Notes, on the expiration date would result in us receiving net shares equivalent to the number of shares issuable by us upon conversion of the 2016 Notes and 2018 Notes. The exercise price is adjusted for certain corporate events, including dividends on our common stock. In this regard, in connection with the maturity and settlement of the 2016 Notes, and as described above, we exercised the convertible note hedge we purchased concurrently with the issuance of the 2016 Notes.

The following table presents the details of the warrants and convertible note hedge arrangements as of March 27, 2016, after giving effect to the settlement at maturity of the 2016 Notes described above:

	2016 Notes	2018 Notes
	(shares in thousands)
Warrants:
Underlying shares	7,324	7,324
Estimated share dilution using average quarterly stock price $72.41 per share	289	—
Exercise price	$69.55	$74.19
Expiration date range	August 15- October 21, 2016	August 15- October 23, 2018

Convertible Note Hedge:
Number of shares available from counterparties	—	7,324
Exercise price	—	$61.44

Lam Research Senior Notes

On March 12, 2015, we completed a public offering of $500 million aggregate principal amount of our Senior Notes due March 2020 (the “2020 Notes”) and $500 million aggregate principal amount of our Senior Notes due March 2025 (the “2025 Notes” and, together with the 2020 Notes, the “Senior Notes”). The specific amounts, maturity and interest rates of those senior debt securities are set forth in the following table.

	Principal Amount
	(in millions)
Senior Debt Securities
2.75% Senior Notes due March 2020	$500.0
3.80% Senior Notes due March 2025	500.0

Total	$1,000.0	(1)

(1)	Does not give effect to (a) the completion of the KLA-Tencor Merger or (b) our issuance of the notes in this offering.

Our Senior Notes were all issued under the indenture, dated as of February 13, 2015, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated as of March 12, 2015. These existing Senior Notes are our general unsecured senior obligations and are not guaranteed by any of our subsidiaries. The indenture and the terms of the Senior Notes do not directly limit the amount of other debt that may be incurred by us or our subsidiaries. Subject to several enumerated exceptions, the indenture and the terms of the Senior Notes prohibit us and certain of our subsidiaries from securing any debt or other obligations with any principal property or shares of capital stock of certain of our subsidiaries without providing that the Senior Notes be secured equally and ratably with the secured debt or other obligations for so long as the secured debt or other obligations remains secured except, among other things, to the extent the amount of the secured debt or other obligations, along with the value of permitted sale and lease-back transactions, does not exceed 20% of our consolidated net tangible assets, as defined in the indenture. The terms of the Senior Notes also restrict our ability to enter into sale and lease-back transactions as well as to consolidate or merge with any other person or sell all or substantially all of our assets. These existing Senior Notes have substantially the same covenants, change of control provisions and events of default as the notes offered hereby.

KLA-Tencor Long-Term Debt

As of March 31, 2016, KLA-Tencor had long-term debt consisting of the following:

Principal Amount
(in millions)
2.375% Senior Notes due on November 1, 2017	$250.0
3.375% Senior Notes due on November 1, 2019	250.0
4.125% Senior Notes due on November 1, 2021	500.0
4.650% Senior Notes due on November 1, 2024	1,250.0
5.650% Senior Notes due on November 1, 2034	250.0
Term Loans	616.3

Total KLA-Tencor Long-Term Debt	$3,116.3

The KLA-Tencor Senior Notes were all issued under an indenture (the “KLA-Tencor Indenture”), dated as of November 6, 2014, between KLA-Tencor and Wells Fargo Bank, National Association, as trustee as supplemented by the Officer’s Certificate, dated as of November 6, 2014. The KLA-Tencor Senior Notes are KLA-Tencor’s general unsecured senior obligations and are not guaranteed by any of its subsidiaries. The KLA-Tencor Indenture and the terms of the KLA-Tencor Senior Notes do not directly limit the amount of other debt that may be incurred by KLA-Tencor or its subsidiaries. Subject to several enumerated exceptions, the KLA-Tencor Indenture and the terms of the KLA-Tencor Senior Notes prohibit KLA-Tencor and certain of its subsidiaries from securing any debt or other obligations with any principal property or shares of capital stock of certain of our subsidiaries without providing that the KLA-Tencor Senior Notes be secured equally and ratably with the secured debt or other obligations for so long as the secured debt or other obligations remains secured except, among other things, to the extent the amount of the secured debt or other obligations, along with the value of permitted sale and lease-back transactions, does not exceed 20% of its consolidated net tangible assets, as defined in the KLA-Tencor Indenture. The terms of the KLA-Tencor Senior Notes also restrict KLA-Tencor’s ability to enter into sale and lease-back transactions as well as to consolidate or merge with any other person or sell all or substantially all of its assets. Following the KLA-Tencor Merger, we expect to offer to holders of the KLA-Tencor Senior Notes new series of Lam Research senior unsecured notes in exchange for the KLA-Tencor Senior Notes.

Simultaneous with the completion of the KLA-Tencor Merger, we intend to prepay KLA-Tencor’s outstanding term loans.

DESCRIPTION OF NOTES

The following description of certain material terms of the notes offered hereby does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including definitions therein of certain terms. This description adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

The notes will be issued under and governed by an indenture, dated as of February 13, 2015, as supplemented by a supplemental indenture for the notes, to be dated as of                     , 2016 (as so supplemented, the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”).

As used in the following description, the terms “Lam Research,” “we,” “us,” “our” and “Company” refer to Lam Research Corporation, a Delaware corporation, and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. You may request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in this prospectus supplement.

General

The notes are our general unsecured senior debt securities issued under the indenture. The trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the indenture.

The aggregate principal amount of the notes offered hereby will initially be limited to $                     comprised as follows:

•	$ initial aggregate principal amount of % Notes due , maturing on , with interest payable semiannually on each and , beginning on , 2016, to holders of record on the preceding and ;

•	$ initial aggregate principal amount of % Notes due , maturing on , with interest payable semiannually on each and , beginning on , 2016, to holders of record on the preceding and ; and

•	$ initial aggregate principal amount of % Notes due , maturing on , with interest payable semiannually on each and , beginning on , 2016, to holders of record on the preceding and .

The notes of each series will be issued only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes are general unsecured senior obligations of Lam Research and will rank equally in right of payment with all of our other unsecured senior indebtedness, whether currently existing or incurred in the future, including our 2018 Notes, 2020 Notes and 2025 Notes. Following the KLA-Tencor Merger, we expect to offer to holders of the KLA-Tencor Senior Notes new series of Lam Research senior unsecured notes in exchange for the KLA-Tencor Senior Notes. The notes will be senior in right of payment to our subordinated indebtedness, and be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. As of March 27, 2016 we had no secured indebtedness outstanding. The notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries. As of March 27, 2016, our subsidiaries had approximately $531 million of indebtedness outstanding, including the 2041 Notes we assumed in June 2012 with the acquisition of Novellus Systems, Inc. On a pro forma basis, after giving effect to the completion of the KLA-Tencor Merger and expected repayment of certain of KLA-Tencor’s outstanding indebtedness, and assuming the KLA-Tencor Senior Notes are exchanged for new series of Lam Research senior unsecured notes, as of March 27, 2016, our subsidiaries would have had approximately $531 million of indebtedness outstanding. See “Capitalization.” As discussed below, the indenture for the notes does not restrict us or our subsidiaries from incurring any additional unsecured indebtedness, and restricts but does not prohibit us or our subsidiaries from incurring additional secured indebtedness. The notes are not subject to, and do not have the benefit of, any sinking fund.

The          Notes will bear interest at a fixed rate per year of     %, starting on          , 2016 and ending on          ,          . The          Notes will bear interest at a fixed rate per year of     %, starting on          , 2016 and ending on          ,          . The          Notes will bear interest at a fixed rate per year of     %, starting on          , 2016 and ending on          ,          .

Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

Each series of notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation systems.

Payments of principal of and interest on the notes issued in book-entry form will be made as described below under “—Book-Entry Delivery and Form—Depositary Procedures.” Payments of principal of and interest on the notes issued in definitive form, if any, will be made as described below under “—Book-Entry Delivery and Form—Payment and Paying Agents.”

Interest payable on any interest payment date or the maturity date will be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next succeeding business day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after such interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding business day. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or the city where the corporate trust business of the trustee is principally administered at any particular time are required or authorized to close or be closed.

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of a particular series having the same ranking, interest rate, maturity and/or other terms as a series of notes offered hereby; provided that if such additional notes are not fungible with such notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Any such additional notes issued could be considered part of the same series of notes under the indenture as the applicable notes offered hereby.

The indenture does not contain any provisions that would limit our ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Special Mandatory Redemption

We intend to use the net proceeds from this sale of the notes in this offering, together with the other sources of funds described in this prospectus supplement, to finance the cash portion of the Merger Consideration and related fees and expenses to be incurred in connection with the KLA-Tencor Transactions and to prepay KLA-Tencor’s $616 million term loans. See “Use of Proceeds” in this prospectus supplement. The closing of this offering is expected to occur prior to the completion of the KLA-Tencor Merger.

If the KLA-Tencor Merger is not completed on or prior to December 30, 2016 or, if prior to such date, the Merger Agreement is terminated (each, a “Special Mandatory Redemption Event”), we will be required to redeem on the Special Mandatory Redemption Date (as defined below) all of the              Notes and the              Notes then outstanding at a special mandatory redemption price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the Special Mandatory Redemption Date (such price, the “Special Mandatory Redemption Price”).

The “Special Mandatory Redemption Date” means the date specified in the notice of special mandatory redemption (as described below) delivered to the holders, which date shall be three business days after such notice is mailed.

Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than five business days following such Special Mandatory Redemption Event) cause a notice of redemption to be transmitted to each holder of the notes. One business day prior to the Special Mandatory Redemption Date, we will deposit with the trustee funds sufficient to pay the Special Mandatory Redemption Price, plus accrued and unpaid interest as described in the foregoing paragraph on all outstanding              Notes and              Notes. If such deposit is made as provided above, on and after the Special Mandatory Redemption Date, interest shall cease to accrue on the notes and all rights under such notes (other than the right to receive the Special Mandatory Redemption Price plus accrued and unpaid interest) shall terminate.

The              Notes are not subject to this special mandatory redemption.

Optional Redemption

General

We may redeem the notes of each series offered hereby, in whole or in part, in the case of the            Notes, at any time prior to                     , in the case of the         Notes, at any time prior to             and, in the case of the              Notes, at any time prior to             , at a redemption price equal to the greater of:

(1) 100% of the aggregate principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments of the notes to be redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points, in the case of the              Notes,              basis points, in the case of the              Notes, and              basis points, in the case of the              Notes, plus, in each case, accrued and unpaid interest thereon to the redemption date.

In addition, at any time on or after          ,          (     month(s) prior to their maturity date), the          Notes may be redeemed, in whole or in part at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the         Notes being redeemed to, but excluding, the date of redemption.

At any time on or after         ,        (     month(s) prior to their maturity date), the         Notes may be redeemed, in whole or in part at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the         Notes being redeemed to, but excluding, the date of redemption.

At any time on or after         ,        (     month(s) prior to their maturity date), the         Notes may be redeemed, in whole or in part at our option at any time and from time to time at a redemption price equal to

100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the         Notes being redeemed to, but excluding, the date of redemption.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (1) each of Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (or their respective affiliates that are primary U.S. Government securities dealers, referred to as “Primary Treasury Dealers”), and their respective successors, or, if at any time any of the above is not a Primary Treasury Dealer, any other Primary Treasury Dealer selected by us and (2) three other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided that if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the applicable Comparable Treasury Issue. In determining this rate, the Company will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Except as described above, the notes will not be redeemable by us prior to maturity. The trustee will not be responsible for calculating the redemption price.

Selection and Notice of Redemption

The notice of redemption will state any conditions applicable to a redemption and the amount of notes to be redeemed. In the event that we choose to redeem less than all of the applicable notes, selection of the notes for redemption will be made in accordance with DTC’s procedures.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be sent electronically or mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address (with written notice to the trustee no less than 15 days (or such shorter period as agreed by the trustee) prior to the sending of such redemption notice). On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price. Additionally, at any time, we may repurchase notes in the open market and may hold such notes or surrender such notes to the trustee for cancellation in accordance with its applicable procedures.

Purchase of Notes upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes of a series, unless we have exercised our right to redeem the notes of such series as described above under “—Optional Redemption,” each holder of notes of such series will have the right to require that we purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

With respect to the notes of each series, within 30 days following the date upon which the Change of Control Triggering Event occurred, we must send, electronically or by first class mail, a notice to each holder of notes of the applicable series, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be a business day that is no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). Holders of definitive notes electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or holders of global notes must transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

If a Change of Control Offer is made, we cannot assure you that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations conflict with the “Change of Control Triggering Event” provisions of the indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control Triggering Event” provisions of the indenture by virtue thereof.

“Capital Stock” means:

(1) in the case of a corporation, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of such person; and

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any one or more of the following events:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one or more of our direct or indirect subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of our Voting Stock;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

(5) the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event; provided, that no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

(1) was a member of our board of directors on the date of the indenture; or

(2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB-or better by S&P (or its equivalent under any successor rating category of S&P); or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P, and if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means with respect to any series of notes, such notes cease to be rated Investment Grade by both Rating Agencies, in each case, on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by us of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of

Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies). If either Rating Agency is not providing a rating of the applicable series of notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period. In no event will the trustee be responsible for monitoring or be charged with knowledge of a Rating Event.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

The indenture will contain the following covenants:

Limitation on Liens

We will not (nor will we permit any of our subsidiaries to) create or incur any Lien on any of our Principal Properties or upon any of the Capital Stock of any of our subsidiaries (whether such Principal Property, or Capital Stock, is now existing or owned or hereafter created or acquired), without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except Permitted Liens.

Notwithstanding the foregoing, we and our subsidiaries may, without securing any series of notes, create or incur Liens that would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed 20% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien.

“Aggregate Debt” means the sum of the following as of the date of determination:

(1) the aggregate principal amount of our and our subsidiaries’ Indebtedness incurred after the issue date and secured by Liens not permitted by the first paragraph under “—Limitation on Liens;” and

(2) our or our subsidiaries’ Attributable Debt in respect of Sale and Lease-Back Transactions entered into after the issue date pursuant to “—Limitation on Sale and Lease-Back Transactions.”

“Attributable Debt” means, in connection with a Sale and Lease-Back Transaction, the lesser of:

(1) the fair market value of such Principal Property (as determined in good faith by our board of directors); and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the notes) determined on a weighted average basis and compounded semi-annually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided that, in the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Capital Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to Property acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under Capital Leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth in our most recent consolidated balance sheet and computed in accordance with GAAP applied on a consistent basis.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate lock agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect such person against fluctuations in equity prices.

“Indebtedness” of any specified person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person (but does not include contingent liabilities which appear only in a footnote to a balance sheet). In addition, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of the specified person in accordance with GAAP:

(1) all Indebtedness of others secured by a Lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person); and

(2) to the extent not otherwise included, any guarantee by the specified person of Indebtedness of any other person.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Permitted Liens” means:

(1) Liens on any of our or our subsidiaries’ assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 18 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2) (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us of any person then owning such Property, whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 18 months after such acquisition (or be a Lien securing a renewal, extension, refinancing, replacement or refunding of such an obligation and for which a Lien was previously given in accordance with this subsection (2)) and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(3) Liens in favor of customs and revenue authorities or financial institutions in respect of customs duties in connection with the importation of goods;

(4) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our books or the books of any of our subsidiaries in conformity with GAAP;

(5) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(6) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities;

(7) Liens in our favor or in favor of any one or more of our subsidiaries;

(8) inchoate Liens incident to construction or maintenance of Property, or Liens incident to construction or maintenance of Property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(9) Liens consisting of easements, zoning restrictions, rights-of-way and similar encumbrances on Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of our or our subsidiaries’ business;

(10) statutory Liens arising in the ordinary course of business with respect to obligations that are not delinquent by more than 30 days or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(11) Liens consisting of deposits of Property to secure our statutory obligations or those of any of our subsidiaries in the ordinary course of our or their business;

(12) Liens incurred or deposits made by us or our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation or regulation, including Liens of judgments thereunder that are not currently dischargeable, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds or other similar obligations (exclusive of obligations for the payment of borrowed money);

(13) Liens securing Specified Non-Recourse Debt, so long as the aggregate outstanding amount of the obligations secured thereby does not exceed $75 million at any one time;

(14) Liens on Property incurred in Sale and Lease-Back Transactions permitted under the indenture;

(15) Liens (a) of a collection bank on the items in the course of collection in the ordinary course of business, (b) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are customary in the banking industry and (c) attaching to other prepayments, deposits or earnest money in the ordinary course of business;

(16) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against us or any of our subsidiaries with respect to which we or any of our subsidiaries is in good faith prosecuting an appeal or proceedings for review for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgments that are satisfied within 60 days of the date of judgment or Liens incurred by us or any of our subsidiaries for the purposes of obtaining a stay or discharge in the course of any litigation proceeding to which we or any of our subsidiaries is a party;

(17) Liens existing as of the issue date of the notes;

(18) Liens granted after the issue date, created in favor of the holders of the notes; and

(19) Liens securing our Indebtedness or the Indebtedness of any of our subsidiaries that are incurred to extend, renew, refinance, replace or refund Indebtedness that is secured by Liens permitted to be incurred under the indenture so long as the Property encumbered by any such Lien is substantially the same as or similar in nature to the Property that secured the Liens extended, renewed, refinanced, replaced or refunded and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or replacement).

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting the principal corporate office, any manufacturing, assembly or test plant, or any manufacturing, assembly, test, distribution or research facility (in each case, whether now owned or hereafter acquired), that is owned or leased by us or any of our subsidiaries unless our board of directors has determined in good faith that such office, plant or facility is not of material importance to the total business conducted by us and our subsidiaries, taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such subsidiary to such person or its predecessor in interest.

“Specified Non-Recourse Debt” means any account or trade receivable factoring, securitization, sale or financing facility, the obligations of which are non-recourse (except with respect to customary representations, warranties, covenants and indemnities made in connection with such facility) to us.

“subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any subsidiary of ours to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction between us and one of our subsidiaries or between our subsidiaries, unless:

(1) (a) such transaction was entered into prior to the issue date of the notes and (b) any extension, renewal, refinancing, replacement, amendment or modification of such transaction so long as the affected Principal Property is substantially the same as or similar in nature to the Principal Property subject to the Sale and Lease-Back Transaction extended, renewed, refinanced, replaced, amended or modified;

(2) such transaction involves a lease for less than three years;

(3) we or such subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the notes pursuant to the first paragraph of “— Limitation on Liens” above; or

(4) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 270 days of such Sale and Lease-Back Transaction to any (or a combination) of (a) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Indebtedness that is pari passu with or senior to the notes and that matures more than 12 months after its creation (including, for avoidance of doubt, the notes), provided that, in lieu of applying such amount to the prepayment or retirement of such Indebtedness, we may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof, or (b) the purchase, construction, development, expansion or improvement of other comparable Property.

Notwithstanding the foregoing, we or any of our subsidiaries may enter into any Sale and Lease-Back Transaction that would otherwise be subject to the foregoing restrictions if, after giving effect thereto and at the time of determination, Aggregate Debt does not exceed 20% of Consolidated Net Tangible Assets calculated as of the closing date of the Sale and Lease-Back Transaction.

Limitation on Mergers and Other Transactions

We may not merge or consolidate with any other person or persons (whether or not affiliated with us), and we may not sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or persons (whether or not affiliated with us), unless:

(1) either (a) the transaction is a merger or consolidation, and we are the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease all or substantially all of our property or assets) is a corporation, limited liability company, partnership, trust or other entity organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, if required by law to effectuate the assumption, by a supplemental indenture, all of our obligations under the notes and the indenture;

(2) immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no event of default (and no event or condition which, after notice or lapse of time or both, would become an event of default) shall have occurred and be continuing under the indenture; and

(3) an officer’s certificate is delivered to the trustee to the effect that the conditions set forth in clauses (1) and (2) above have been satisfied and an opinion of counsel has been delivered to the trustee to the effect that condition (1) set forth above has been satisfied and/or that any conditions precedent in connection with any applicable supplemental indenture have been satisfied in accordance with the terms of the base indenture.

In the event of any of the above transactions, if there is a successor person as described in paragraph (1)(b) immediately above, then the successor will expressly assume and be bound by all of our obligations and duties under the indenture and automatically be substituted for us in the indenture and as issuer of the notes and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named in our place in the indenture. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), we will be discharged from all obligations and covenants under the indenture and all notes issued thereunder.

Events of Default

Each of the following is an “event of default” with respect to each series of the notes:

(1) default in paying interest on the notes of such series when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the notes of such series when due;

(3) failure to make the required payment in connection with a special mandatory redemption or a Change of Control Triggering Event, in each case when due and payable in accordance with the terms of the indenture;

(4) default in the performance or breach of any other covenant by us relating to the notes of such series, and the default or breach continues uncured for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series as provided in the indenture;

(5) (a) a failure to make any payment at maturity, including any applicable grace period, of any of our Indebtedness (other than Indebtedness we owe to any of our subsidiaries) in an amount in excess of $100 million and continuance of this failure to pay or (b) a default on any of our Indebtedness (other than Indebtedness we owe to any of our subsidiaries), which default results in the acceleration of the maturity of such Indebtedness in an amount in excess of $100 million without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the outstanding notes of the applicable series as provided in the indenture; provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

(6) certain events of bankruptcy, insolvency or reorganization with respect to us.

If an event of default with respect to the notes of any series occurs and is continuing (other than an event of default referred to in (6) above), then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all the notes of such series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding notes of any series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

At any time after a declaration of acceleration with respect to the notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to such notes, have been cured or waived as provided in the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of any series also have the right to waive existing defaults, other than the nonpayment of principal or interest, if any, on any outstanding note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the notes of such series.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of a series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture or the notes, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to the notes of that series; and

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series have made written request, and offered indemnity reasonably satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any note of a series will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of notes of any series of any default or event of default (except in payment on any notes) with respect to such notes if it, in good faith, determines that withholding notice is in the interest of the holders of such notes.

Defeasance

Legal Defeasance

The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the notes of any series (except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the notes of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Covenant Defeasance

The indenture provides that, upon compliance with certain conditions, we may omit to comply with certain covenants set forth in the indenture, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes of the applicable series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the notes of the applicable series; and

•	delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of notes of the applicable series in order to:

•	cure any ambiguity, defect or inconsistency, provided that the interests of the holders are not adversely affected;

•	conform the text of the indenture or the notes to any corresponding provision of this “Description of Notes,” as evidenced by an officer’s certificate;

•	add events of default;

•	provide for the issuance of additional notes;

•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under the “Limitation on Mergers and Other Transactions” covenant is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the notes;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of notes; and

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the notes issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes of the affected series, and our compliance with any provision of the indenture with respect to the notes may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding notes of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding note of the affected series:

•	reduce the principal amount, any premium or change the fixed maturity of the notes, or alter or waive the redemption provisions of the notes;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the notes;

•	waive a payment default with respect to the notes;

•	reduce the interest rate or extend the time for payment of interest on the notes;

•	adversely affect the ranking of the notes as the Company’s senior unsecured indebtedness;

•	make any change to the amendment and modification provisions in the indenture; or

•	reduce the percentage in principal amount outstanding of notes, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of an affected series may, on behalf of the holders of all notes of such series, waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of such series may, on behalf of the holders of all the notes of such series, waive any past default under the indenture with respect to such notes and its consequences, except a default in the payment of the principal of, or premium or any interest on, any note or in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding notes of the affected series; provided, however, that the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Book-Entry Delivery and Form

General

The notes of each series will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Initially, the notes of each series will be represented by one or more permanent global certificates (the “global notes”) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “— Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

•	ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act; or

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The trustee’s current address is The Bank of New York Mellon, N.A., 400 South Hope Street, Suite 400, Attn: Corporate Trust. The trustee also acts as trustee under the indentures that govern our 2018 Notes, 2020 Notes, 2025 Notes and 2041 Notes we assumed in June 2012 with the acquisition of Novellus Systems, Inc.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations relating to the acquisition, ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change or different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. No ruling from the Internal Revenue Service, or the IRS, or opinion of counsel has or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax considerations relating to the acquisition, ownership and disposition of the notes.

This summary is limited to beneficial owners of the notes that purchase the notes upon their initial issuance at their “issue price” (generally, the first price at which a substantial amount of the applicable series of notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment purposes). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address all United States federal income tax considerations that may be relevant to a particular investor in light of the investor’s particular circumstances, or to certain categories of investors that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers and dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	“controlled foreign corporations”;

•	“passive foreign investment companies”; or

•	entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities.

If an entity or arrangement classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership or arrangement classified as a partnership that will hold notes, you are urged to consult your own tax advisor regarding the tax consequences of holding the notes to you.

This summary of certain United States federal income tax considerations is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Certain Additional Payments

In certain circumstances (see “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event” and “Description of Notes—Special Mandatory Redemption”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Treasury Regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed herein. Under the applicable Treasury Regulations, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the notes are issued) are ignored. Although not free from doubt, we believe the possibility of making additional payments on the notes to be remote and/or incidental and, therefore, we intend to take the position that the possibility of the payment of such amounts will not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position will be binding on all holders, except a holder that discloses its differing position to the IRS in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, which may take a contrary position and treat the notes as contingent payment debt instruments. The remainder of this summary assumes the notes will not be treated as contingent payment debt instruments.

Consequences to U.S. Holders

The following portion of this summary will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more United States persons (as defined under the Code) have the authority to control all of the substantial decisions of that trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is less than a “de minimis” amount for United States federal income tax purposes. Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described above) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (or undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its gross interest income with respect to the notes and its net gains from a disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their own tax advisors with respect to the application of the Medicare tax to income and gains in respect of an investment in the notes.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on the notes and to payments of the proceeds from a sale or other taxable disposition (including a retirement or redemption) of the notes unless you are an exempt recipient. United States federal backup withholding (currently at a rate of 28%) generally will apply to such payments if you fail to furnish a properly completed and executed IRS Form W-9 to us or our paying agent providing your taxpayer identification number and complying with certain certification requirements, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. U.S. Holders are urged to consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Consequences to Non-U.S. Holders

The following portion of this summary will apply to you if you are a “Non-U.S. Holder.” You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is neither a U.S. Holder nor a partnership for United States federal income tax purposes.

Payments of Interest

Subject to the discussions of backup withholding and FATCA below, payments of interest on the notes made to you generally will be exempt from United States federal income tax and withholding tax under the “portfolio interest” exemption if:

•	you do not conduct a trade or business within the United States with which the interest income is effectively connected;

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•	you are not a “controlled foreign corporation” that is related directly or indirectly to us through stock ownership;

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•	you provide a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), to us or our paying agent certifying under penalty of perjury that you are not a United States person. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes generally will be subject to the 30% United States federal withholding tax, unless you provide us either with (1) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (2) a properly completed and executed IRS Form W-8ECI (or successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or Gain Effectively Connected with a United States Trade or Business”).

Sale or Other Taxable Disposition of Notes

Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment or fixed base in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point, see “—Income or Gain Effectively Connected with a United States Trade or Business” below. If you are described in the second bullet point, you will generally be subject to United States federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, it generally will be treated in the same manner as described in “—Payments of Interest” above.

Income or Gain Effectively Connected with a United States Trade or Business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you will generally be subject to United States federal income tax (but not the 30% United States federal withholding tax on interest if certain certification requirements are satisfied) on that interest and on gain on a net income basis in the same manner as if you were a United States person as defined under the Code. You can generally meet these certification requirements by providing a properly completed and executed IRS Form W-8ECI (or successor form) to us, or our paying agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any effectively connected income or gain generally will be subject to United States federal income tax on a net income basis only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States.

In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”) generally impose a 30% withholding tax on certain payments made on interest-bearing obligations to certain foreign financial institutions that fail to certify their FATCA status, and certain non-financial foreign entities if certain disclosure requirements related to direct and indirect United States shareholders and/or United States accountholders are not satisfied. Under applicable Treasury Regulations, a withholding tax of 30% generally will be imposed, subject to certain exceptions, on payments of (a) interest on the notes, and (b) for a disposition that occurs on or after January 1, 2019, gross proceeds from a sale or other disposition of the notes. In the case of payments made to a “foreign financial institution” (generally including an investment fund), as a beneficial owner or as an intermediary, the withholding tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the United States government (a “FATCA Agreement”) or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”), in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding United States account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution, the withholding tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” United States owners (generally, any specified United States person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its “substantial” United States owners. If the notes are held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold such tax on payments of interest and proceeds described above made to (x) a person

(including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not required to comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. The rules under FATCA are new and complex. If you hold the notes through a non-U.S. intermediary or if you are a Non-U.S. Holder, you are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in the notes.

We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Prospective investors are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The summary of United States federal income tax considerations set forth above may not be applicable depending upon an investor’s particular situation. Prospective investors are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under United States federal income tax laws, state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of the Notes	Principal Amount of the Notes	Principal Amount of the Notes
Goldman, Sachs & Co.	$	$	$
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC

Total	$	$	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated severally and not jointly to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

Commissions and Discounts

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of      % of the principal amount of the              Notes,      % of the principal amount of the              Notes and      % of the principal amount of the              Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of      % of the principal amount of the              Notes,      % of the principal amount of the              Notes and      % of the principal amount of the          Notes to certain other dealers. After the initial offering of the notes, the underwriters may, from time to time, vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per Note		%
Per Note		%
Per Note		%
Total	$

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $              . The underwriters have agreed to reimburse us for a portion of our out-of-pocket expenses in connection with the offering of the notes.

New Issue of Notes

The notes are new issues of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell them will be favorable.

No Sales of Similar Securities

We have agreed that we will not, during the period from the date hereof through and including the closing date of the offering of the notes, without the prior written consent of Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us and having a tenor of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Price Stabilization and Short Positions

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may over-allot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities, as well as other purchases by the underwriters for their own accounts, may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.

Settlement

We expect to deliver the notes against payment for the notes on or about June      , 2016, which will be the tenth business day following the date of the pricing of the notes (“T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle on T+10, to specify alternative settlement arrangements to prevent a failed settlement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. In particular, affiliates of certain of the underwriters, including Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, are participants in (1) our term loan agreement providing for a senior unsecured term loan facility in an aggregate amount of up to $1.53 billion; (2) our $750 million senior unsecured revolving credit facility that matures on November 10, 2020 and (3) our bridge facility in an aggregate principal amount of up to $2.67 billion, for which such underwriters or their affiliates have been paid customary fees. In addition, Goldman, Sachs & Co. acted as our financial advisor in connection with, and participated in certain of the negotiations leading up to the announcement of, the KLA-Tencor Merger.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our and our affiliates’ securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Canada

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the notes. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the notes and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the notes in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of notes acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the notes outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the notes will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the notes and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the notes or with respect to the eligibility of the notes for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the notes described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of the notes may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of the notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the

Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of securities to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Jones Day. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of Lam Research Corporation appearing in Lam Research Corporation’s Annual Report (Form 10-K) for the year ended June 28, 2015 (including the schedule appearing therein), and the effectiveness of Lam Research Corporation’s internal control over financial reporting as of June 28, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated by reference herein. Such financial statements and schedule have been incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of KLA-Tencor Corporation included in Exhibit 99.1 of Lam Research Corporation’s Current Report on Form 8-K dated May 23, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Lam Research Corporation

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

We will provide specific terms about any offering and the specific terms of the securities offered thereby in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Our common stock trades on the NASDAQ Global Select Market under the symbol “LRCX.”

Investing in our securities involves risks. Please consider carefully the specific factors set forth under the heading “Risk Factors” in our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2015.

In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not offering these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date on the front of the applicable document. Our business, financial condition, operating results and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any amount of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Lam Research,” “Lam,” “we,” “our,” “us” and the “company” refer to Lam Research Corporation, a Delaware corporation.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not all, of the forward-looking statements in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement may be specifically identified as forward-looking, by use of phrases and words such as “believe,” “anticipate,” “expect,” “may,” “should,” “could” and other future-oriented terms. The identification of certain statements as “forward-looking” is not intended to mean that other statements not specifically identified are not forward-looking. Forward-looking statements include, but are not limited to, statements that relate to: trends in the global economic environment and the semiconductor industry; the anticipated levels of, and rates of change in, future shipments, margins, market share, capital expenditures, revenue and operating expenses generally; management’s plans and objectives for our current and future operations and business focus; volatility in our quarterly results; customer and end user requirements, and our ability to satisfy those requirements; our ability to address critical steps in the fabrication process; our ability to develop technologies and productivity solutions that benefit our customers, and to facilitate our customers’ ability to meet more stringent performance or design standards; customer capital spending and their demand for our products, the reliability of indicators of change in customer spending and demand; and the effect of variability in our customers’ business plans on demand for our equipment and services; changes in demand for our products and in our market share resulting from, among other things, increases in our customers’ proportion of capital expenditures (with respect to certain technology inflections); our ability to defend our market share and to gain new market share; factors that affect our tax rates; anticipated growth in the industry and the total market for wafer-fabrication equipment and our growth relative to such growth; levels of research and development expenditures; outsourced activities; the estimates we make, and the accruals we record, in order to implement our critical accounting policies (including but not limited to the adequacy of prior tax payments, future tax liabilities and the adequacy of our accruals relating to them); our access to capital markets; our intention to pay quarterly dividends and the amounts thereof, if any; our ability and intention to repurchase our shares; our ability to manage and grow our cash position; and the sufficiency of our financial resources to support future business activities (including but not limited to operations, investments, debt service requirements and capital expenditures). Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value, and effect, including without limitation those discussed under the heading “Risk Factors” in our most recent quarterly report on Form 10-Q and other documents we file from time to time with the SEC, such as our most recent annual report on Form 10-K and our current reports on Form 8-K. Such risks, uncertainties and changes in condition, significance, value, and effect could cause our actual results to differ materially from those expressed in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement, and in ways not readily foreseeable. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on information currently and reasonably known to us. We do not undertake any obligation to release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances that occur after the date hereof or to reflect the occurrence or effect of anticipated or unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and in accordance with these requirements file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information we file may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC file number for documents filed by us under the Exchange Act is 000-12933. Our SEC filings are also available to the public at the SEC’s Web site at www.sec.gov.

We make available free of charge on or through our internet site at http://investor.lamresearch.com/ index.cfm our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, amendments to those reports and statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any Internet addresses, including our own Web site address, provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included or incorporated herein.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in this prospectus unless the information incorporated by reference was filed after the date of this prospectus. We incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended June 29, 2014;

•	our quarterly report on Form 10-Q for the quarterly period ended September 28, 2014; and our quarterly report on Form 10-Q for the quarterly period ended December 28, 2014;

•	our current reports on Form 8-K filed on November 12, 2014 and January 16, 2015;

•	portions of our definitive proxy statement on Schedule 14A filed on September 23, 2014 that are incorporated by reference into Part III of our annual report on Form 10-K for the fiscal year ended June 29, 2014; and

•	the description of our common stock contained in our registration statement on Form 8-B dated April 11, 1990, including any amendment or report updating such description.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus unless specifically stated otherwise.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities we are offering with this prospectus.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

Attn: Investor Relations

Telephone: (510) 572-0200

LAM RESEARCH CORPORATION

Lam Research is a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. Our market-leading products are designed to help our customers build smaller, faster and more power-efficient devices that are used in a variety of electronic products, including cell phones, tablets, computers, storage devices and networking equipment. Our customer base includes leading semiconductor memory, foundry and integrated device manufacturers that make products such as DRAM, NAND memory and logic devices. We design, manufacture, market, refurbish and service semiconductor processing equipment used in the fabrication of integrated circuits.

Our principal executive offices are located at 4650 Cushing Parkway, Fremont, California 94538, and our telephone number is (510) 572-0200. We maintain a Web site at www.lamresearch.com. Except for documents filed with the SEC that are incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our Web site is to be considered as part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures and acquisitions. The specific allocation of the proceeds from a particular offering of securities will be described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended	Fiscal Years Ended
	December 28, 2014	June 29, 2014	June 30, 2013	June 24, 2012	June 26, 2011	June 27, 2010
Ratio of earnings to fixed charges (1)	11.6x	12.6x	2.1x	6.2x	72.4x	40.6x

(1)	For purposes of computing our ratio of earnings to fixed charges, “earnings” consist of pre-tax earnings before income (loss) from equity earnings in joint ventures, plus fixed charges. “Fixed charges” consist of (i) interest expense on all indebtedness, including amortization of issuance costs, discounts and premiums and (ii) the portion of rental expense that is estimated as representative of the interest factor.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends were identical to the ratios presented in the table above.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture, dated as of February 13, 2015, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as it may be amended and supplemented from time to time. If we issue debt securities that are subordinated to other debt securities, they will be issued under an indenture identical to the indenture incorporated by reference as an exhibit, except that it will be executed by us and a trustee to be named at a later date. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture. The indenture has been filed as Exhibit 4.1 to the registration statement. You should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

General

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (i) all existing and future indebtedness or other liabilities of our subsidiaries and (ii) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

The prospectus supplement will set forth, among other things:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities, and if they are subordinated debt securities, the terms of the subordination;

•	any limit on the aggregate principal amount of the debt securities and the right, if any, to extend such date or dates;

•	the date or dates on which we will pay the principal on the debt securities;

•	the dates, if any, on which interest on the offered debt securities will be payable, and the regular record date for any interest payable on any offered securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any, to extend the interest periods and the duration of that extension;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency or currencies in which payment of principal of, and premium and interest on, the debt securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•	register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or its nominee; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor assumes our obligations on the debt securities and under the indenture pursuant to a supplemental indenture or other agreements in form reasonably satisfactory to the trustee;

•	immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 90 days;

•	default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered indemnity satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency, provided that the interests of the holders are not adversely affected;

•	conform the text of the indenture or the debt securities to any corresponding provision of this “Description of Debt Securities,” as evidenced by an officer’s certificate;

•	provide for the issuance of additional debt securities;

•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Merger, Consolidation, or Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the debt securities;

•	add guarantees with respect to the debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	secure the debt securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of debt securities; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the fixed maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	make any change to the amendment and modification provisions in the indenture; or

•	reduce the percentage in principal amount outstanding of debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except a default in the payment of the principal of, or premium or any interest on, any debt security or in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series; provided, however, that the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may rescind and annul an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may omit to comply with certain covenants set forth in the indenture, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•	delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws, or Bylaws, each of which has been incorporated by reference as an exhibit to this registration statement.

General

Lam Research’s authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of January 28, 2015, 159,316,108 shares of Lam Research common stock were outstanding and no shares of Lam Research preferred stock were outstanding.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors. Holders of our common stock are not entitled to cumulate their votes for the election of directors.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

No Preemptive or Redemption Rights

Holders of our common stock have no preemptive or subscription rights, and have no rights to convert their common stock into any other securities. Our common stock is not subject to call, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of our common stock are not entitled to a liquidation preference in respect of their shares of Lam Research common stock. Upon our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive pro rata all assets remaining for distribution to stockholders after the payment of all liabilities and of all preferential amounts to which any preferred stock may be entitled.

Size of the Board of Directors

Our Bylaws establish the current size of the board of directors at 11 members, but provide that the board of directors may change such number by resolution from time to time within the range of seven to 15 directors.

Power to Call Special Stockholder Meetings; Advance Notice of Stockholder Business and Nominees

Under Delaware law, a special meeting of stockholders may be called by our board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Pursuant to our Bylaws, special meetings may be called only by our board of directors, the chairman of the board of directors or the president. Our Bylaws further require timely advance notice in proper written form of stockholder nominees for election as director or stockholder business to be brought before a meeting of stockholders, and require that the chairman of the meeting refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the procedures set forth in our Bylaws.

Removal of Directors

Our Bylaws provide that directors may be removed with or without cause upon the approval of a majority of the outstanding shares entitled to vote.

Filling Vacancies on the Board of Directors

Our Bylaws allow a vacancy on the board of directors created by a resignation or increase in the authorized number of directors to be filled by a majority of the directors then in office, or a sole remaining director. A vacancy created by the removal of a director by a vote of the stockholders may be filled only by a majority of the outstanding shares entitled to vote.

Stockholder Action by Written Consent

Our Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, describing the action so taken, is signed by stockholders representing not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on that action were present and voted.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification Matters

Our Bylaws provide that we will indemnify each of our officers and directors and may indemnify other employees or agents to the maximum extent permitted by Delaware law for expenses and liability incurred by reason of the fact that the person is or was an officer or director or agent, respectively of Lam Research.

Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted, we have entered into indemnification agreements with certain of our executive officers and directors.

NASDAQ National Market Listing Symbol

Our common stock trades on the NASDAQ Global Select Market under the symbol “LRCX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York Mellon Trust Company N.A., 700 South Flower Street, Suite 500, Los Angeles, CA 90017.

DESCRIPTION OF PREFERRED STOCK

Under our Restated Certificate of Incorporation, our board of directors may direct the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series and fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences or any wholly unissued class or series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Lam Research. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of Lam Research. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Lam Research common stock, including the loss of voting control to others.

The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series. As of the date of this prospectus, there are no shares of preferred stock issued or outstanding.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by our Restated Certificate of Incorporation or the certificate of designation relating to such series. A prospectus supplement will specify the terms of the preferred stock, including the following:

•	the maximum number of shares to constitute the series and the distinctive designation thereof;

•	the voting rights of the holders of the preferred stock;

•	the dividends rights and dividend rate, if any, which will be payable with regard to the series;

•	the terms, if any, on which the series may or will be redeemed (including sinking fund provisions);

•	the preference, if any, to which holders of the series will be entitled upon our liquidation; and

•	the right, if any, of holders of the series to convert them into another class of our stock or securities.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our debt securities or preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the debt securities or shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the debt security or share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the debt security or preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock, depositary shares, or any combination thereof, with or without the payment of separate consideration therefor (including by means of a dividend or similar distribution to holders of our outstanding securities). We may issue warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities and may or may not be transferable. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any warrants, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriters will agree to purchase any securities underlying such warrants that remain unpurchased upon the expiration of such warrants

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the warrants offered thereby, including the following:

•	the title of the warrants, which may be denominated as share purchase rights or subscription rights;

•	the aggregate number of the warrants;

•	the price or prices, if any, at which the warrants will be issued;

•	the extent to which the warrants are not transferable;

•	the designation, number or principal amount and terms of the debt securities, common stock, preferred stock and/or depositary shares purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

•	whether the warrants will be issued in registered form or bearer form;

•	the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	the identity of the warrant agent;

•	the maximum or minimum number of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	in connection with warrants denominated as subscription rights, the extent of any over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting arrangement entered into by us in connection with any warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.

DESCRIPTION OF RIGHTS

We may issue subscription rights to purchase shares of our common stock or preferred stock. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other investors pursuant to which the underwriters or other investors may be required to purchase any securities remaining unsubscribed for after such offering.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the subscription rights offered thereby, including the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock or preferred stock upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of common stock or preferred stock that may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights; and

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the transferability, exchange and exercise of the subscription rights.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property. The price of such debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or debt obligations of third parties, such as U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a specified manner that we will file with the SEC in connection with a public offering relating to the purchase contracts.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the purchase contracts offered thereby, including the following:

•	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit may be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit may have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the units offered thereby, including the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. Any such summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective investors. Prospective investors of securities are urged to consult their own tax advisors prior to investing in the securities.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents, (b) to or through underwriters or dealers, (c) directly to one or more purchasers or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

Direct Sales and Sales through Agents

We may sell the offered securities directly to purchasers. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, or the Securities Act, with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Sales through Underwriters or Dealers

If underwriters are used in the sale of the offered securities, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of any securities offered under this prospectus or any prospectus supplement for Lam Research Corporation.

EXPERTS

The consolidated financial statements of Lam Research Corporation appearing in Lam Research Corporation’s Annual Report (Form 10-K) for the year ended June 29, 2014 (including the schedule appearing therein), and the effectiveness of Lam Research Corporation’s internal control over financial reporting as of June 29, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule have been incorporated herein by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

LAM RESEARCH CORPORATION

$              % Senior Notes due

$              % Senior Notes due

$              % Senior Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman, Sachs & Co.	Barclays	Citigroup	J.P. Morgan

BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	MUFG	Wells Fargo Securities

May      , 2016